UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Gen-Probe Incorporated

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10210 Genetic Center Drive
San Diego, California 92121

Dear Fellow Stockholders:

You are cordially invited to attend our Company’s Annual Meeting of Stockholders on Thursday, May 14, 2009 at the corporate headquarters of the Company at 10210 Genetic Center Drive, San Diego, California 92121. The formal meeting will begin at 10:00 a.m., at which time I will ask you to vote on the following four proposals: Proposal 1: Election of three directors whose term of office will expire in 2012; Proposal 2: Amendment to The 2003 Incentive Award Plan of the Company to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares; Proposal 3: Ratification of Independent Auditors; and Proposal 4: Approval, through a non-binding advisory vote, of the Board of Directors’ proposed appointment of Carl W. Hull to the Company’s Board of Directors, effective May 18, 2009. Following the meeting, I will report on the Company’s business.

We are pleased to be in a position to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about March 31, 2009, we mailed to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2009 Proxy Statement and Annual Report as well as vote online. Stockholders with previously existing requests to receive paper copies of our proxy materials will receive these materials in the mail consistent with prior years. The Proxy Statement contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice of Internet Availability of Proxy Materials by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet in future years, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares in a variety of ways: over the Internet; via a toll-free telephone number; by completing, signing and returning a proxy card in the envelope provided; or by attending the Annual Meeting. Instructions regarding all methods of voting are contained in the Proxy Statement.

Your vote is very important to us. The items of business to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement. Please review the proxy materials and vote today.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Henry L. Nordhoff
Chairman and Chief Executive Officer

10210 Genetic Center Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Gen-Probe Incorporated, a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 14, 2009 at 10:00 a.m. local time at the corporate headquarters of the Company at 10210 Genetic Center Drive, San Diego, California 92121, for the following purposes:

1. To elect the three nominees for director named herein to hold office until the 2012 Annual Meeting of Stockholders;

2. To approve an amendment to The 2003 Incentive Award Plan of the Company to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares;

3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2009;

4. To approve, through a non-binding advisory vote, the Board of Directors’ proposed appointment of Carl W. Hull to the Company’s Board of Directors, effective May 18, 2009; and

5. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 19, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Sincerely,

Henry L. Nordhoff
Chairman and Chief Executive Officer

San Diego, California
March 31, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the Internet or by telephone as instructed in these materials, or complete, date, sign and return the enclosed proxy if you received a proxy card by mail, as promptly as possible in order to ensure your representation at the meeting. If you received a paper copy of the proxy card by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4

GEN-PROBE INCORPORATED
10210 Genetic Center Drive
San Diego, California 92121

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
May 14, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The Board of Directors of Gen-Probe Incorporated (referred to herein as the “Company” or “Gen-Probe”) has made these proxy materials available to you on the Internet and/or has delivered printed versions of these materials to you by mail, because the Board of Directors (sometimes referred to herein as the “Board”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), Gen-Probe is making this proxy statement and its annual report available to its stockholders electronically via the Internet. Accordingly, we are sending by mail a Notice of Internet Availability of Proxy Materials to our stockholders of record containing instructions on how to access the proxy materials and vote by proxy over the Internet. All stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials or request the delivery of a printed set of proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We intend to mail the Notice of Internet Availability of Proxy Materials (or this proxy statement, our annual report and a proxy card to stockholders with pre-existing requests to receive paper copies of such materials) on or about March 31, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 19, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 52,065,173 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 19, 2009, your shares were registered directly in your name with Gen-Probe’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the Internet or over the telephone, or complete, sign and return a proxy card as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on March 19, 2009, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability of Proxy Materials or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote at the Annual Meeting:

•	Election of three directors to hold office until the 2012 Annual Meeting of Stockholders;

•	Amendment to The 2003 Incentive Award Plan of the Company to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares;

•	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2009; and

•	Approval, through a non-binding advisory vote, of the Board of Directors’ proposed appointment of Carl W. Hull to the Company’s Board of Directors, effective May 18, 2009.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or vote by proxy using a proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial 1-800-690-6903 (toll-free for those calling from the USA, Canada and Puerto Rico only) using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the Notice of Internet Availability of Proxy Materials or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 13, 2009 to be counted.

•	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Internet Availability of Proxy Materials or the proxy card mailed to you. Your vote must be received by 11:59 p.m. Eastern Time on May 13, 2009 to be counted.

•	To vote using a proxy card, simply complete, sign and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you received a Notice of Internet Availability of Proxy Materials and would like to request a proxy card by mail, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice of Internet Availability of Proxy Materials or a proxy card and voting instructions with these proxy materials from that organization rather than from Gen-Probe. Simply follow the instructions in the Notice of Internet Availability of Proxy Materials received from your broker, bank or other agent to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included in the Notice of Internet Availability of Proxy Materials or with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide telephone and Internet proxy voting to allow you to vote your shares telephonically and on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from telephone companies and Internet access providers.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Gen-Probe common stock you owned as of March 19, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, “For” the amendment to The 2003 Incentive Award Plan of the Company to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares, “For” the ratification of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2009, and “For” the approval of the Board of Directors’ proposed appointment of Carl W. Hull to the Company’s Board of Directors, effective May 18, 2009. If any other matters are properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Gen-Probe will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The solicitation of proxies is also being supplemented through the use of a proxy solicitation firm. Our proxy solicitation firm will receive a customary fee, which we estimate to be $10,000, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice of Internet Availability of Proxy Materials, or complete, sign and return each proxy card, to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy and change your vote in any one of four ways:

•	You may submit another properly completed proxy card with a later date;

•	You may vote again by telephone or over the Internet at a later time;

•	You may send a written notice that you are revoking your proxy to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy or change your vote.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 1, 2009, to Gen-Probe’s Corporate Secretary at 10210 Genetic Center Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, then, pursuant to our Bylaws, you must do so by no earlier than January 31, 2010 and no later than March 2, 2010. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify

Gen-Probe before March 2, 2010, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Except with respect to the election of directors and the approval of the Board of Directors’ proposed appointment of Carl W. Hull to the Board, abstentions will be counted as present for quorum purposes and towards the vote total for each proposal, and will have the same effect as “Against” votes. With respect to the election of directors and the approval of the Board’s proposed appointment of Carl W. Hull to the Board of Directors, abstentions will have no effect and will not be counted towards the vote total for any nominee. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, which apply to its membership brokerage firms, “non-routine” matters are generally those involving a proxy contest or matters that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals. Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not considered to be entitled to vote on the specified matter.

How many votes are needed to approve each proposal?

•	For the election of directors, any director receiving the majority of votes cast in person or by proxy (i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the three nominees receiving the most “For” votes among votes properly cast in person or by proxy will be elected. Only votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes will have no effect.

•	To be approved, Proposal No. 2, amendment of The 2003 Incentive Award Plan of the Company to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending December 31, 2009, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 4, approval of the Board’s proposed appointment of Carl W. Hull to the Board, must receive a majority of votes cast in person or by proxy (i.e., the number of shares voted “For” approval of the proposal must exceed 50% of the number of votes cast in person or by proxy with respect to the proposal). Only votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares on the record date are present at the Annual Meeting in person or represented by proxy. On March 19, 2009, the record date, there were 52,065,173 shares outstanding and entitled to vote. Thus, the holders of 26,032,587 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter ending June 30, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Gen-Probe’s Board of Directors presently has eight members and is divided into three classes. Each class has a three-year term. Effective May 16, 2008, the Board appointed Lucy Shapiro, Ph.D. as a member of the Board and, in connection therewith, increased the Board from seven to eight members. Dr. Shapiro serves as a member of the class of directors serving in office until Gen-Probe’s 2010 Annual Meeting of Stockholders.

There are three directors in the class whose term of office expires at the Annual Meeting. Each of the nominees listed below, other than John Martin, Ph.D., is currently a director of the Company who was previously elected by the stockholders. Dr. Martin was appointed by the Board on September 20, 2007 to fill a vacancy on the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2012 annual meeting and until his successor is elected and qualified or, if sooner, until the director’s earlier death, resignation or removal. It is the Company’s policy to encourage our directors and nominees for director to attend our annual meetings of stockholders. All of our then-current directors attended the 2008 Annual Meeting of Stockholders, including the nominees for election as a director at the 2008 Annual Meeting of Stockholders.

For the election of directors, any director receiving the majority of votes cast (i.e., the number of shares voted “For” a director must exceed 50% of the number of votes cast in person or by proxy with respect to that director’s election) will be elected as a director, provided that if the number of nominees for director exceeds the number of directors to be elected (a “contested election”), directors are elected by a plurality of the votes properly cast in person or by proxy. The Company’s Bylaws require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders to promptly submit his or her resignation, with such resignation to be considered by the members of the Nominating and Corporate Governance Committee of the Board. Under Delaware law, an incumbent director who fails to receive the required votes “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the end of his or her term of office and until his or her successor is elected and qualified, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy.

Vacancies on the Board, including by reason of an increase in the number of directors, may be filled only by the affirmative vote of the directors of the Company then in office. Directors appointed to fill vacancies hold office until the end of the term of the director that he or she replaced or until their successors are duly elected or qualified. Because the Board believes it is important to provide the Company’s stockholders with an opportunity to consider the Board’s appointment of any new director, in accordance with Gen-Probe’s Corporate Governance Guidelines, as amended by the Board in February 2009, the Board will submit future Board appointments of a director to the stockholders for ratification at the next regularly scheduled annual meeting of stockholders. If the appointment is ratified by the stockholders, the appointed Board member will continue to serve the remaining term of the class of directors to which he or she was appointed by the Board. If the appointment is not ratified by the stockholders, the Board member will be expected to promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days of the date of the annual meeting at which the appointment was submitted for ratification. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If the director’s resignation is not accepted by the Board, such director will continue to serve the remaining term of the class of directors to which he or she was appointed by the Board.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of any substitute nominee proposed by the Company’s Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2012 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

John W. Brown	74	Director
John C. Martin, Ph.D.	57	Director
Henry L. Nordhoff	67	Chairman and Chief Executive Officer

John W. Brown, has served as a director of the Company since December 2005. Mr. Brown has served as Chairman of the board of directors of Stryker Corporation, a worldwide leader in orthopedic medical devices, since January 1981. Mr. Brown was previously the President and Chief Executive Officer of Stryker from February 1977 to June 2003, and Chief Executive Officer of Stryker from June 2003 through December 2004. Mr. Brown is also a director of St. Jude Medical, Inc., the American Business Conference, an association of mid-size growth companies, and Chair of the Institute for Health Technology Studies. Mr. Brown received a bachelor’s degree in chemical engineering from Auburn University.

John C. Martin, Ph.D., has served as a director of the Company since September 2007. Dr. Martin has served as Chief Executive Officer of Gilead Sciences, Inc. and as Chairman of Gilead’s board of directors since May 2008. Dr. Martin joined Gilead in 1990 and served as President and Chief Executive Officer and as a member of Gilead’s board of directors from 1996 to May 2008. Prior to joining Gilead, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb and served for six years with Syntex Corporation, from 1978 until 1984. Dr. Martin is a member of the Presidential Advisory Council on HIV/AIDS and the board of directors of the California Healthcare Institute. Dr. Martin received a Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in marketing from Golden Gate University.

Henry L. Nordhoff, has served as a director of the Company since July 1994. Mr. Nordhoff joined the Company in July 1994 as Chief Executive Officer and President and was elected Chairman of the Board in September 2002. Since March 1, 2008, Mr. Nordhoff has served as the Company’s Chairman and Chief Executive Officer. As previously disclosed, Mr. Nordhoff intends to retire as the Company’s Chief Executive Officer on May 17, 2009. The Company and Mr. Nordhoff intend that he will continue to serve as the Company’s non-executive Chairman of the Board, and he has been recommended by the Company’s Nominating and Corporate Governance Committee and Board of Directors for re-election at the Annual Meeting. Prior to joining the Company, Mr. Nordhoff was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. Mr. Nordhoff received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. Mr. Nordhoff is also a member of the board of directors of MannKind Corporation.

The Board of Directors recommends a vote in favor of each named nominee.

Directors Continuing in Office until the
2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Armin M. Kessler	71	Director
Lucy Shapiro, Ph.D.	68	Director

Armin M. Kessler, has served as a director of the Company since November 2002. Mr. Kessler served as Chief Operating Officer of Hoffman-La Roche in Basel, Switzerland from 1990 to 1995. Prior to being appointed Chief Operating Officer, Mr. Kessler held several senior positions at Hoffman-La Roche, including head of the diagnostics and pharmaceutical divisions of the organization. Earlier positions in his career included Director of Pharmaceutical Marketing Worldwide for Novartis (formerly Sandoz) and President of Sandoz KK in Tokyo. Mr. Kessler currently serves on the board of directors of two other public companies, Actelion Ltd and The Medicines Company, and one private company, MedGenisis. Mr. Kessler has also served on the boards of Hoffman-La Roche, Syntex Chemicals and Genentech. Mr. Kessler received a degree in physics and chemistry from Pretoria University in South Africa, a degree in chemical engineering from the University of Cape Town, South Africa, a J.D. from Seton Hall University, and a Dr.hc. in business administration from the University of Pretoria.

Lucy Shapiro, Ph.D., has served as a director of the Company since May 2008. Dr. Shapiro currently serves as the Virginia and D.K. Ludwig Professor of Cancer Research and the Director of the Beckman Center for Molecular and Genetic Medicine at Stanford University’s School of Medicine, where she has served as a faculty member since 1989. Dr. Shapiro is a co-founder and director of Anacor Pharmaceuticals, a privately held biopharmaceutical company developing novel small-molecule therapeutics to treat infectious and inflammatory diseases. From 1989 to 1997, Dr. Shapiro was the founding Chair of Stanford University’s Department of Developmental Biology. From 1986 to 1989, Dr. Shapiro served as Chair of the Department of Microbiology in the College of Physicians and Surgeons of Columbia University, where she also served as a faculty member. Dr. Shapiro has been elected to the National Academy of Sciences, the American Academy of Microbiology, the American Academy of Arts and Sciences and the Institute of Medicine of the National Academy of Sciences for her work in the fields of molecular biology and microbiology. Dr. Shapiro was elected to the American Philosophical Society and received the Selman Waksman Award from the National Academy of Sciences in 2005. Dr. Shapiro previously served as a non-executive director of GlaxoSmithKline plc from 2001 to 2006. Dr. Shapiro received a B.A. from Brooklyn College and a Ph.D. in Molecular Biology from the Albert Einstein College of Medicine.

Directors Continuing in Office until the
2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company

Raymond V. Dittamore	65	Director
Phillip M. Schneider	53	Director
Abraham D. Sofaer	70	Director

Raymond V. Dittamore, has served as a director of the Company since August 2002. Mr. Dittamore is a retired audit partner of the international accounting firm of Ernst & Young LLP. Mr. Dittamore retired from Ernst & Young in 2001 after 35 years of service with the firm, including 14 years as the managing partner of the firm’s San Diego office. Mr. Dittamore’s practice in San Diego focused on companies in the life sciences industry, and he was a collaborative editor for Ernst & Young’s annual biotechnology report. Mr. Dittamore is a member of the board of directors of Life Technologies Corporation and Qualcomm Incorporated. Mr. Dittamore received a B.S. in accounting from San Diego State University.

Phillip M. Schneider, has served as a director of the Company since November 2002. Mr. Schneider is the former Chief Financial Officer of IDEC Pharmaceuticals Corporation. During his 15-year tenure at IDEC, Mr. Schneider served as Senior Vice President and Chief Financial Officer where he played an integral role in the company’s growth. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG, LLP. Mr. Schneider is a member of the board of directors of Arena Pharmaceuticals, Inc. and Targegen, Inc., a privately held company. Mr. Schneider received an M.B.A. from the University of Southern California and a B.S. in biochemistry from the University of California at Davis.

Abraham D. Sofaer, has served as a director of the Company since August 2002. Since 1994, Mr. Sofaer has been the George P. Shultz Distinguished Scholar and Senior Fellow, The Hoover Institution, Stanford University. Mr. Sofaer previously served as a United States District Judge for the Southern District of New York, as the Legal Adviser for the United States Department of State, as a Professor at Columbia University School of Law, and as a partner in the New York law firm of Hughes, Hubbard & Reed. Mr. Sofaer is a member of the board of directors of two other public companies, Neurobiological Technologies, Inc. and Rambus, Inc., and three private companies, 3L&T, Inc., IntelliGeneScan, Inc. and PLC Diagnostics. Mr. Sofaer received a B.A. in history from Yeshiva College and an L.L.B. from New York University School of Law.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Company’s Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: John W. Brown, Raymond V. Dittamore, Armin M. Kessler, John C. Martin, Ph.D., Phillip M. Schneider, Lucy Shapiro, Ph.D. and Abraham D. Sofaer. In making this determination, the Board found that none of the directors or nominees for director, other than Mr. Nordhoff, has a material or other disqualifying relationship with the Company. Mr. Nordhoff, the Chairman and Chief Executive Officer (“CEO”) of the Company, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board of Directors met seven times during 2008. All directors attended at least 75% or more of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members, except Dr. Shapiro, who was unable to attend at least 75% of the meetings of the Nominating and Corporate Governance Committee held following her appointment to the Board and such committee on May 16, 2008. Prior to Dr. Shapiro’s appointment to the Board of Directors and Nominating and Corporate Governance Committee on May 16, 2008, Dr. Shapiro fully informed the Board regarding her pre-existing professional commitments and related scheduling conflicts with the Board’s scheduled meetings for the remainder of the 2008 calendar year. After considering Dr. Shapiro’s commitments for the remainder of 2008 and her extensive and unique experience, education, professional background and other qualifications, including her tenure at Stanford University and her prior service on the Board of Directors of GlaxoSmithKline, the Nominating and Corporate Governance Committee recommended the appointment of, and the Board agreed to appoint, Dr. Shapiro to the Company’s Board of Directors and Nominating and Corporate Governance Committee. Dr. Shapiro has attended all four Board meetings held to date in 2009 and has committed to attend all regular quarterly meetings of the Board of Directors and Nominating and Corporate Governance Committee for the remainder of 2009.

As required under applicable Nasdaq listing standards, in fiscal 2008, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Gen-Probe Incorporated, Attention: Corporate Secretary, 10210 Genetic Center Drive, San Diego, California 92121.

Information Regarding Committees of the Board of Directors

During 2008, the Board had four committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee; and a Special Awards Committee. The following table provides membership information as of December 31, 2008 and meeting information for fiscal 2008 for each of the current Board committees:

Committee Members	Audit		Compensation		Governance		Awards

John W. Brown			X
Raymond V. Dittamore	X				X
Armin M. Kessler			X	*	X
John C. Martin, Ph.D.			X
Henry L. Nordhoff							X
Phillip M. Schneider	X	*	X
Lucy Shapiro, Ph.D.(1)					X
Abraham D. Sofaer	X				X	*
Total meetings in 2008	5		6		4		0	(†)

*	Committee Chairperson

(†)	The Special Awards Committee acted only by written consent during 2008.

(1)	Dr. Shapiro was appointed as a director of the Company and as a member of the Nominating and Corporate Governance Committee effective May 16, 2008.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance, and assesses the qualifications, of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the Company’s independent auditors; reviews the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s periodic filings with the SEC; reviews the financial statements to be included in the Company’s Annual Reports on Form 10-K; reviews earnings releases and financial information and guidance prior to public dissemination; oversees the internal audit function of the Company; and discusses with management and the independent auditors the results of the annual audits and the results of the Company’s quarterly financial statements.

Three directors comprise the Audit Committee: Mr. Schneider (Chairman); Mr. Dittamore; and Mr. Sofaer. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq Marketplace Rules). The Board of Directors has determined that Mr. Schneider and Mr. Dittamore each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schneider’s and Mr. Dittamore’s level of knowledge and experience based on a number of factors, including their formal education and, in the case of Mr. Schneider, his experience as a chief financial officer for a public reporting company, and in the case of Mr. Dittamore, his experience as a partner with Ernst & Young LLP. In addition to the Company’s Audit Committee, Mr. Schneider also serves as Chairman of the Audit Committee of Arena Pharmaceuticals, Inc. In addition to the Company’s Audit Committee, Mr. Dittamore also serves as Chairman of the Audit Committees of Life Technologies (formerly Invitrogen Corporation) and Qualcomm Corporation. Mr. Sofaer also serves as a member of the Audit Committee of Neurobiological Technologies, Inc. and Rambus, Inc. The Board of Directors has determined that such simultaneous service does not impair Mr. Schneider’s, Mr. Dittamore’s or Mr. Sofaer’s respective ability to effectively serve on the Company’s Audit Committee.

Report of the Audit Committee of the Board of Directors

Each member of the Audit Committee is an independent director as determined by the Company’s Board of Directors, based on Nasdaq listing rules and the Company’s independence guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirements for members of audit committees.

The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter specifies that the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the adequacy of the Company’s internal controls, corporate accounting, financial reporting practices and audits of financial statements;

•	the quality, integrity and reliability of the Company’s financial statements and financial reports to the public;

•	the performance of the Company’s internal audit function; and

•	the independence, qualifications and performance of the Company’s independent auditors.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent auditors; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to ethics and conflicts of interests and review of the Company’s internal auditing program.

The Audit Committee met five times during fiscal 2008. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s agenda is established by the Audit Committee’s chairman and the Company’s director of internal audit. The Audit Committee meetings include discussion of significant accounting policies applied by the Company in its financial statements, as well as any alternative treatments. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent auditors, the Company’s director of internal audit, and the Company’s Chief Financial Officer.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Company has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, including assessment of internal controls.

The Audit Committee engaged Ernst & Young LLP as the Company’s independent auditors for the year ended December 31, 2008, and reviewed with senior members of the Company’s financial management team, the independent auditors, and the director of internal audit, the overall audit scope and plans and the results of internal and external audit examinations. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the Company’s stockholders, at the annual meeting, to ratify the appointment of the independent auditors.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2008, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T (including any successor rule adopted by the PCAOB), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Committee pursuant to applicable requirements of the PCAOB. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

Taking all of these reviews and discussions into account, on February 11, 2009, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE

Phillip M. Schneider, Chairman
Raymond V. Dittamore
Abraham D. Sofaer

Compensation Committee

The Compensation Committee is comprised of four directors: Mr. Kessler (Chairman); Mr. Brown; Dr. Martin; and Mr. Schneider. All members of the Company’s Compensation Committee are independent directors who are not employees of the Company or its subsidiaries. Please see the Company’s Compensation Discussion and Analysis (the “CD&A”) for more information regarding the duties and authority of the Compensation Committee. Commencing in 2006, the Compensation Committee also began to review with management the CD&A and to consider whether to recommend that it be included in proxy statements and other filings. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The Compensation Committee met six times during fiscal 2008. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Senior Vice President, Human Resources and the Company’s General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has engaged Compensia as compensation consultant since 2005. Over the course of its engagement, Compensia has assisted the Company in:

•	evaluating the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Committee has directed Compensia to develop and update as appropriate a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration. The Company does not have any relationship or arrangement with Compensia other than engaging Compensia as a compensation consultant.

Historically, the Compensation Committee has made the most significant adjustments to annual compensation and determined bonus awards for executive officers of the Company, and established new financial and other corporate performance objectives, at one or more meetings held during the first quarter of the year. Annual equity awards have historically been determined at a meeting held in the third quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of financial and/or other corporate performance objectives for the current year. For executives other than the CEO, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the CEO. In the case of the CEO, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of Compensia, including analyses of executive and director compensation paid at other companies identified by the consultant. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008 are described in greater detail in the CD&A section of this proxy statement.

In May 2005, the Compensation Committee recommended that the Board of Directors form a Special Awards Committee and delegate to the Special Awards Committee the authority to grant, at its discretion and without any further action required by the Board or the Compensation Committee, stock options and restricted stock awards to employees of the Company other than officers and other direct reports to the CEO. The Special Awards Committee is currently composed solely of Mr. Nordhoff. Under this original Board authorization, the number of restricted shares and options that were authorized for grant by the Special Awards Committee at its discretion in any calendar year could exceed 10,000 in the aggregate, and the number of restricted stock awards could exceed 2,500 in the aggregate.

In October 2005, the Board of Directors authorized the Special Awards Committee to make the final determination concerning grants of stock options and restricted stock awards to be made to certain non-officer employees of the Company as of October 15, 2005 pursuant to targeted amounts and terms established by the Compensation Committee, with the aggregate grants not to exceed total amounts approved by the Compensation Committee. At the same time, the Board of Directors confirmed the Special Awards Committee’s authority to make initial option grants to newly-hired and promoted employees, other than officers, on a standardized employment-grade basis. In May of 2006, 2007 and 2008, the Board again authorized the Special Awards Committee to make the final determination concerning grants of stock options and restricted stock awards to be made to certain non-officer employees of the Company as of August 15 of each such year pursuant to targeted amounts and terms established by the Compensation Committee, with the aggregate grants not to exceed total amounts approved by the Compensation Committee. Under the Board authorization granted in May 2008, the number of restricted shares and options that are authorized for grant by the Special Awards Committee at its discretion in any calendar year cannot exceed 20,000 in the aggregate, and the number of restricted stock awards cannot exceed 10,000 in the aggregate.

The purpose of the delegation of authority to the Special Awards Committee is to enhance the flexibility of equity incentive grants within the Company and to facilitate the timely grant of options to newly-hired and promoted employees, other than officers.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee. No member of the Compensation Committee is, or was during the fiscal year ended December 31, 2008, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE

Armin M. Kessler, Chairman
John W. Brown
John C. Martin, Ph.D.
Phillip M. Schneider

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. Four directors currently comprise the Nominating and Corporate

Governance Committee: Mr. Sofaer (Chairman); Mr. Dittamore; Mr. Kessler; and Dr. Shapiro. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules). The Nominating and Corporate Governance Committee met four times during 2008. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.gen-probe.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee generally discourages directors from serving on more than four other public company boards, and the Committee will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews each director’s overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair each director’s independence. To identify relationships and transactions that might impair such director’s independence, the Nominating and Corporate Governance Committee relies on information supplied to the Company’s legal department by the Company’s executive officers and directors in the form of responses to annual questionnaires. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to help identify new director candidates or may follow-up on suggestions received from members of the Board or other sources. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

After consideration of the factors noted above and Dr. Shapiro’s qualifications, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, an increase in the size of the Board of Directors from seven members to eight members, and the appointment of Dr. Shapiro to each of the Board of Directors and the Nominating and Corporate Governance Committee, effective May 16, 2008.

To date, the Board has not received or rejected a timely director nominee for election at the upcoming annual meeting from a stockholder or stockholders holding more than 5% of the Company’s voting stock. The Nominating and Corporate Governance Committee is not obligated to consider director candidates recommended by stockholders, but it may do so in its discretion if it believes consideration of a candidate would be in the Company’s best interests. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Special Awards Committee

The Special Awards Committee of the Board of Directors is responsible for making the final determination of specific grants of stock options and restricted stock awards to be made to certain individual non-officer employees of the Company pursuant to guidelines and terms established by the Compensation Committee. Mr. Nordhoff is the sole member of the Special Awards Committee. In this capacity, Mr. Nordhoff reviews and approves the monthly grants for non-officer new hires of the Company and promotional grants to non-officer employees. Mr. Nordhoff, the Company’s Chairman and CEO, is not independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules) by virtue of his employment with the Company. The Special Awards Committee acted by Unanimous Written Consent 14 times during 2008.

Stockholder Communications with the Board of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, the Company makes efforts to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Nominating and Corporate Governance Committee will periodically assess the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Stockholders interested in communicating with the Board of Directors regarding their concerns or issues may address correspondence to a particular director or to the directors generally, in care of Gen-Probe Incorporated, Attention: Corporate Secretary, 10210 Genetic Center Drive, San Diego, California 92121.

Code of Ethics

The Company has adopted the Gen-Probe Incorporated Code of Ethics that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.gen-probe.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Open Door Policy

The Company has adopted an Open Door Policy for Reporting Complaints regarding accounting, auditing and other matters to facilitate the receipt, retention and treatment of complaints regarding misconduct, illegal activities or fraud, including any accounting, internal accounting controls or auditing matters, or violations of federal or state laws or the Company’s Code of Ethics.

Corporate Governance Guidelines

In November 2003, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. In connection with the Board of Directors’ periodic review of the guidelines, in February 2009, the Board adopted a revised set of Corporate Governance Guidelines. The guidelines are designed to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings and involvement of senior management, CEO performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board, may be viewed at www.gen-probe.com.

The Board believes that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that the Company is managed for the long term benefits of its stockholders. During the past few years, we have continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. Based on this review, we have taken the following actions to continue our implementation of best corporate governance practices:

•	In September 2006, the Board approved an amendment to accelerate the termination of the Company’s stockholder rights plan from September 2012 to November 30, 2006. As a result, the rights plan, which was originally adopted in September 2002, was effectively terminated on November 30, 2006;

•	In September 2006, the Board adopted a stock ownership policy for directors and officers of the Company that, subject to a phase-in period, requires these individuals to maintain ownership of Company stock equal to between one and three times their annual salary, or director fees, as applicable, depending on position;

•	In February 2007, the Nominating and Corporate Governance Committee recommended the amendment of, and the Board agreed to amend, the Company’s Bylaws to change the voting standard for the election of directors from a plurality to a majority vote in uncontested elections;

•	In February 2007, the Nominating and Corporate Governance Committee adopted a policy which generally discourages directors from serving on more than four other public company boards, and provides that the Nominating and Corporate Governance Committee will consider the number of such boards on which a prospective nominee is a member when formulating its Board membership recommendations;

•	In May 2007, the Compensation Committee recommended the adoption of, and the Board agreed to adopt, an Equity Award Policy in order to establish written guidelines for equity incentive awards such as stock options. The policy establishes guidelines and procedures for, among other things, the administration, grant, pricing and documentation of equity awards; and

•	In November 2008, the Nominating and Corporate Governance Committee recommended the amendment of, and in February 2009 the Board agreed to amend, the Company’s Corporate Governance Guidelines to provide that any future appointment of a new director by the Board be submitted to the Company’s stockholders for ratification at the next regularly scheduled annual meeting of stockholders.

Under the majority vote standard applicable to the Company’s director elections, a director must receive the affirmative vote of a majority of the shares cast in the election of directors, except that directors shall be elected by a plurality of the votes cast if the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted “For” a director nominee must exceed 50% of the number of votes cast with respect to that director’s election.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. Consequently, in order to address the “hold over” issue, the Company’s Amended and Restated Bylaws require that if a nominee who already serves as a director is not re-elected, and no successor is elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or in the Board’s decision with respect to his or her resignation. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy may be filled by action of the Board. The Amended and Restated Bylaws of the Company are available through our periodic filings with the SEC, which can be viewed through our website at www.gen-probe.com.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding all of the Company’s equity compensation plans in effect as of December 31, 2008.

			Number of Securities
			Remaining Available for
	Number of Securities		Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,566,570	$44.49	966,494	(1)
Equity compensation plans not approved by security holders(2)	90,318	$20.99	65,444

Total	5,656,888	$44.12	1,031,938

(1)	Includes 483,516 shares of common stock available for future issuance under the 2000 Equity Participation Plan and the 2003 Incentive Award Plan and 482,978 shares under our Employee Stock Purchase Plan (the “ESPP”), as amended, as of December 31, 2008.

(2)	Consists of shares of common stock issuable under the 2002 New Hire Stock Option Plan (the “2002 Plan”), which at the time of adoption did not require the approval of, and has not been approved by, the Company’s stockholders. See the description below of the 2002 Plan.

The following equity compensation plan of the Company was in effect as of December 31, 2008 and was adopted without approval of the Company’s stockholders.

Description of the 2002 New Hire Plan

General Nature and Purposes of the 2002 New Hire Plan.  The principal purposes of the 2002 Plan are to provide incentives for certain employees of the Company and its subsidiaries through granting of options (the “2002 Plan Awards”), thereby stimulating optionees’ personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. The 2002 Plan was approved by the Board on November 11, 2002 without approval by the Company’s stockholders. The Company has not issued options under the 2002 Plan since March 2004.

A brief description of the principal features of the 2002 Plan follows, but the description is qualified in its entirety by reference to the 2002 Plan itself, as amended and filed with the SEC on February 23, 2007 as an exhibit to the Company’s Annual Report on Form 10-K.

Administration of the Plan.  The 2002 Plan is administered by the Compensation Committee of the Company’s Board of Directors (or another committee or a subcommittee of the Board assuming the functions of the Compensation Committee under the 2002 Plan) (for purposes of this summary, the “Committee”). The Committee consists of at least two members of the Board of Directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), and an “outside director” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the terms and conditions of the 2002 Plan, the Committee has the authority to select the persons to whom 2002 Plan Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2002 Plan. The Committee is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the 2002 Plan.

Securities Subject to the 2002 Plan.  The aggregate number of shares of common stock authorized for issuance upon exercise of options granted under the 2002 Plan was 200,000 as of the date the 2002 Plan was adopted. In September 2003, the 200,000 share reserve authorized for issuance under the 2002 Plan was adjusted to 400,000 shares to reflect the Company’s 2-for-1 stock split implemented as a 100% stock dividend.

The shares available under the 2002 Plan upon exercise of stock options may be either previously unissued shares or treasury shares. The Committee has the discretion to make appropriate adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect dividends or other distributions; a reorganization, merger or consolidation of the Company; a combination, repurchase, liquidation or dissolution of the Company; a disposition of all or substantially all of the assets of the Company or exchange of common stock or other securities of the Company; or other similar corporate transaction or event (an “extraordinary corporate event”). The 2002 Plan provides for automatic adjustments in the number of securities subject to the 2002 Plan and to outstanding 2002 Plan Awards to reflect a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large non-recurring cash dividend, that affects the shares of the Company’s common stock (or other securities of the Company) or the share price of the common stock (or other securities of the Company) and causes a change in the per share value of the common stock underlying outstanding awards.

If any portion of a 2002 Plan Award terminates or lapses unexercised, or is canceled upon grant of a new 2002 Plan Award (which may be at a higher or lower exercise price than the 2002 Plan Award so canceled), the shares which were subject to the unexercised portion of such 2002 Plan Award will continue to be available for issuance under the 2002 Plan.

Term of the 2002 Plan and Amendments.  The 2002 Plan will expire on November 10, 2012, unless earlier terminated. The 2002 Plan may be amended, modified, suspended or terminated by the Committee or the Board of Directors. Amendments of the 2002 Plan will not, without the consent of the participant, affect such person’s rights under any outstanding 2002 Plan Award, unless the 2002 Plan Award agreement governing such 2002 Plan Award itself otherwise expressly so provides.

Eligibility.  2002 Plan Awards may be granted only to newly hired employees of the Company, including newly hired officers or employee directors of the Company, who have not previously been employed by the Company.

Payment for Shares.  The exercise price for all 2002 Plan Awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or the Committee may, in its sole and absolute discretion (i) allow a delay in payment up to 30 days from the date the option is exercised, (ii) allow payment, in whole or in part, through the delivery of shares of common stock which have been held by the holder for at least six months, (iii) allow payment, in whole or in part, through the surrender of shares of common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iv) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price; provided, that the payment of such proceeds is then made to the Company upon settlement of such sale, and (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii) and (iv).

Awards under the 2002 Plan.  The 2002 Plan provides that the Committee may grant or issue nonqualified stock options (“NQSOs”). NQSOs provide for the right to purchase common stock at the fair market value on the date of grant and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company. NQSOs may be granted for any term specified by the Committee; provided that the term may not exceed 10 years.

Agreements; Consideration to the Company.  Each 2002 Plan Award will be set forth in a separate agreement with the person receiving the 2002 Plan Award and will indicate the terms and conditions of the 2002 Plan Award. The dates on which 2002 Plan Awards under the 2002 Plan first become exercisable and on which they expire will be set forth in individual 2002 Plan Award agreements setting forth the terms of the 2002 Plan Awards. The agreements generally will provide that 2002 Plan Awards expire upon termination of the participant’s status as an employee, although the Committee may provide that Awards granted to employees continue to be exercisable following a termination without cause, or following a “Change in Control” of the Company, as defined in the 2002 Plan, or because of the grantee’s retirement, death, disability or otherwise.

General Terms of 2002 Plan Awards under the 2002 Plan

Non-Assignability.  2002 Plan Awards may not be assigned or transferred by the grantee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares of common stock underlying such 2002 Plan Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any 2002 Plan Award, the 2002 Plan Award may be exercised only by the holder. Notwithstanding the foregoing, the Committee may grant NQSOs that may be assigned or transferred, subject to certain conditions, to “permitted transferees,” which include a child, grandchild, parent, spouse, niece or nephew of the holder.

Extraordinary Corporate Events.  The Committee has discretion under the 2002 Plan to provide that 2002 Plan Awards will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events;” and in such event the Committee may also give optionees the right to exercise their outstanding NQSOs in full during some period prior to such event, even though the NQSOs have not yet become fully exercisable.

Effect of Change in Control.  Notwithstanding anything in the 2002 Plan or the provisions of any 2002 Plan Award to the contrary, in the event of a Change in Control, each outstanding 2002 Plan Award shall, immediately prior to the effective date of the Change in Control, automatically become fully vested or exercisable, as applicable, for all of the shares of common stock at the time subject to such 2002 Plan Award and, as applicable, may be exercised for any or all of the shares of common stock subject to the 2002 Plan Award.

For purposes of the 2002 Plan, “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company; (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; (c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or (d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Transfer Restrictions.  The Committee, in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an NQSO as it deems appropriate. Any such other restriction shall be set forth in the respective 2002 Plan Award agreement and may be referred to on the certificates evidencing such shares.

Withholding Tax Obligations.  As a condition to the issuance or delivery of stock pursuant to the exercise of a 2002 Plan Award granted under the 2002 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of 2002 Plan Awards, subject to the discretion of the Committee to disapprove such use.

Securities Law.  The 2002 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The 2002 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2002 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE 2003 INCENTIVE AWARD PLAN,
AS AMENDED AND RESTATED

In this Proposal 2, the Company is seeking stockholder approval to amend and restate the Company’s 2003 Incentive Award Plan (the “2003 Plan”), to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares and adopt other amendments described below. The Company and the Board of Directors believe that your approval of this Proposal 2 will enable the Company to continue to attract and retain the highest caliber of employees and directors, to link incentive rewards to Company performance, and to align the interests of employees and directors with those of stockholders.

The Company’s Board of Directors originally adopted the 2003 Plan in March 2003, subject to stockholder approval. On May 13, 2003, prior to stockholder approval, the Board reduced the number of shares of common stock proposed to be authorized for issuance under the 2003 Plan to 2,500,000 shares. On May 29, 2003, the Company’s stockholders approved the 2003 Plan. In September 2003, the 2,500,000 share reserve authorized for issuance under the 2003 Plan was adjusted to 5,000,000 shares to reflect the Company’s 2-for-1 stock split, which was implemented as a 100% stock dividend.

In February 2006, the Company’s Board of Directors amended and restated the 2003 Plan (the “Amended and Restated 2003 Plan”), subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the 2003 Plan by 3,000,000 shares. On May 17, 2006, the Company’s stockholders approved the Amended and Restated 2003 Plan increasing the number of shares available for issuance under the 2003 Plan from 5,000,000 to 8,000,000 shares.

In November 2006, the Company’s Board of Directors amended and restated the Amended and Restated 2003 Plan (the “Second Amended and Restated 2003 Plan”) in order to provide for the automatic adjustment of outstanding awards under the 2003 Plan in the event the Company experienced an equity restructuring event (e.g., a stock split, spin-off, or recapitalization through a large non-recurring dividend). In addition, the Second Amended and Restated 2003 Plan changed the date for determination of the exercise price of options granted under the 2003 Plan to the market close on the date of the grant, rather than the preceding date. Stockholder approval of this amendment and restatement was not required or sought.

In February 2007, the Company’s Board of Directors amended and restated the Second Amended and Restated 2003 Plan (the “Third Amended and Restated 2003 Plan”) in order to modify the 2003 Plan to provide that, with respect to future grants under the 2003 Plan, a “Termination” under the 2003 Plan would not occur if an employee continues to serve as a director of the Company after his or her employment with the Company ends. Stockholder approval of this amendment and restatement was not required or sought.

On March 20, 2009, the Company’s Board of Directors amended and restated the Third Amended and Restated 2003 Plan (the “Fourth Amended and Restated 2003 Plan”), subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the 2003 Plan by 2,500,000 shares, and adopted other amendments to the 2003 Plan as described below. Proposal 2, if approved by the Company’s stockholders, would increase the aggregate number of shares of common stock authorized for issuance under the 2003 Plan from 8,000,000 shares to 10,500,000 shares. As of March 1, 2009, approximately 443,840 shares of common stock remained available for future grant under the 2003 Plan.

Since 2006, the Company has made annual equity award grants to Company employees, including executive officers, in August of each year, which have consisted of stock options and, for certain senior level employees, restricted stock awards. All such equity awards have included time-based vesting provisions only.

The Compensation Committee of the Board of Directors intends that future grants of equity incentive awards to Company officers, and other senior level Company employees receiving restricted stock awards, will generally be comprised of stock options, representing approximately 75% of the value of the aggregate applicable award, and restricted stock, representing approximately 25% of the value of the aggregate applicable award. The Compensation Committee currently intends that beginning in 2010 restricted stock awards to be granted to senior level employees under the 2003 Plan will predominantly incorporate performance-based vesting provisions in lieu of time-based vesting. Although the specific performance criteria applicable to such awards have not yet been established, they are expected to encompass both quantitative and/or qualitative measures, such as revenue and fully diluted earnings per share (“EPS”) growth and/or product development progress, in each case designed to be objectively measurable and to drive long-term Company performance.

If, as currently intended, restricted stock awards to be made to senior level employees in 2010 and thereafter predominantly incorporate performance-based vesting provisions, the Compensation Committee anticipates that annual equity award grants, which have been made in August of each year beginning in 2006, will instead be made in January or February beginning in 2010, in order to align the performance criteria for restricted stock awards with each year’s business objectives. Because the Company intends to make its next two equity grants less than one year apart, the Company expects that the grant of equity awards in January or February 2010 will be pro-rated and smaller than the annual equity grants made in recent years. The Company currently believes that the proposed increase in share availability under the 2003 Plan, together with the approximately 81,863 shares available for issuance under the Company’s 2000 Equity Participation Plan and the 2002 Plan, will be sufficient for anticipated equity award grants to employees, including executive officers, in August 2009 as well as the anticipated grants of equity awards in January or February 2010 and 2011, which are expected to include predominantly performance-based vesting for restricted stock awards made to senior level employees. The Fourth Amended and Restated 2003 Plan provides that additional shares may not be authorized for issuance under the 2003 Plan without stockholder approval. Outstanding stock options and other stock awards previously granted under the 2003 Plan will continue to be subject to the terms and conditions of the original award agreements.

The approval of this Proposal 2 will allow the Company to continue to grant stock options and other equity incentive awards at levels it determines appropriate to attract and retain highly qualified individuals. The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating employees and directors. Accordingly, the Board of Directors believes the approval of this Proposal 2 is in the best interests of the Company and its stockholders and recommends a vote “For” the approval of Proposal 2 for the following reasons, among others:

•	The Company believes past stock option and restricted stock awards have helped attract and retain high-quality employees who have contributed to Gen-Probe’s strong financial results since 2002, when the Company was spun off from Chugai Pharmaceutical, Co. Ltd. For example, Gen-Probe’s fully diluted EPS has increased from $0.27 in 2002 to $1.95 in 2008, representing a compound annual growth rate (“CAGR”) of approximately 39%. In addition, total revenues have increased from $156 million in 2002 to $473 million in 2008, a CAGR of approximately 20%. During this same period, the Company’s share price has significantly outperformed both the Nasdaq Composite Index and the Nasdaq Biotech Index. Although past performance is not a guarantee of future results, the Company believes that maintaining a competitive equity compensation plan will help attract and retain employees who will contribute to the Company’s future growth.

•	Gen-Probe’s potential dilution, or “overhang,” from outstanding awards and shares available for future awards as of March 1, 2009 under all of the Company’s equity incentive plans was approximately 12.5%. This percentage would have been lower if the Company had not repurchased approximately 1.7 million shares of Company common stock during 2008 under the terms of its recently announced stock repurchase program. The foregoing “overhang” calculation is calculated conservatively as (a) the total shares underlying outstanding stock option and restricted stock awards (5,991,713) and shares available for future awards under all of the Company’s equity incentive plans (525,703), divided by (b) the total shares of Gen-Probe common stock outstanding as of March 1, 2009. Based on an analysis performed by an independent compensation consulting firm retained by Gen-Probe, this figure is comparable to an average total overhang of 14.2% for the 22 companies analyzed, with whom the Company believes it competes for human resources, capital and/or customers. The average total overhang calculation for these 22 companies was based on the most recent period for which comprehensive data were publicly available as of January 2009.

•	Equity compensation remains a key component of a competitive compensation package in the Company’s industry and, Gen-Probe believes, effectively rewards employees and directors for the success of the Company over time. In 2006, 2007 and 2008, respectively, the Company granted approximately 1,661,282,

1,336,191 and 1,095,652 stock options and restricted stock awards to employees and directors, with the total number of awards granted declining each year. Gen-Probe’s average annual “burn rate” over the last three years of approximately 2.86% is comparable to a three-year average burn rate of approximately 2.93% for the 22 companies analyzed on behalf of Gen-Probe referenced above. The data analyzed on behalf of Gen-Probe regarding the equity compensation practices of these companies was based on the most recent three-year period for which comprehensive data regarding such companies were available as of January 2009. Gen-Probe’s average annual “burn rate” over the last three years is calculated as (a) the sum of awards of stock options and restricted stock (adjusted using a conversion premium based on the Company’s annual stock price volatility, such that each restricted stock award is valued as two stock option awards) granted during the applicable year, divided by the total shares of Gen-Probe common stock outstanding as of the applicable fiscal year end.

•	As of March 1, 2009, the Company was authorized to grant awards to acquire only an additional approximately 525,703 shares of common stock under all of the Company’s existing equity plans, with this number being significantly smaller than the Company’s recent annual grants. If Gen-Probe were unable to continue to grant stock option and restricted stock awards at a competitive level, the Company believes it would be at a significant disadvantage relative to its peers, especially in the biotechnology hub of San Diego, where the Company believes equity compensation is an expected and valued component of total compensation.

•	Since 2006, when stockholders last approved an increase in the number of shares authorized for issuance under the 2003 Plan, the Company has made a number of notable changes to improve its corporate governance practices and better align the interests of directors, employees and stockholders. Many of these changes are described on page 17 under the heading “Corporate Governance Guidelines” above.

In addition to increasing the number of shares available for issuance under the 2003 Plan by 2,500,000, the Fourth Amended and Restated 2003 Plan would make the following notable amendments to the 2003 Plan:

•	Types of Awards Added. The following additional types of awards will be available for issuance under the 2003 Plan to employees, consultants or independent directors: performance-based stock and/or cash bonus awards; dividend equivalent awards; stock payment awards; deferred stock awards; and restricted stock units. Each of the foregoing awards is described in further detail below.

•	Share Reserve. The number of shares available for issuance under the 2003 Plan will be reduced by two shares for each share of common stock issued pursuant to any future award, other than an award of stock appreciation rights or options. Formerly, this share count reduction applied only to issuances pursuant to an award of restricted stock. Furthermore, dividend equivalents paid in cash under the 2003 Plan in conjunction with any outstanding awards will not be counted against the 10,500,000-share cap on shares issuable under the 2003 Plan.

•	Award Limit. The 2003 Plan will cap the number of shares that may be issued to any individual in a given calendar year to 500,000 to comply with Section 162(m) of the Code. In addition, a $3,000,000 cap will be added on the amount of cash that may be paid to any individual in a given calendar year with respect to awards granted under the 2003 Plan.

•	Amendments to Existing Types of Awards. Thirty-day payment delays after a stock option has been exercised will be eliminated.

•	Minimum Exercise Price for Stock Appreciation Rights. Presently, the 2003 Plan does not specify a minimum exercise price for a stock appreciation right. As amended, the exercise price for common stock subject to stock appreciation rights will be no less than the fair market value of the stock on the grant date of the stock appreciation right.

•	Performance Criteria. The performance criteria under the 2003 Plan will be revised to be consistent with the Company’s 2007 Executive Bonus Plan, which include revenue, cash flow, return on equity, working capital and certain other objectively-measurable criteria, or other specific criteria determined by the Fourth Amended and Restated Plan administrator.

•	Independent Director Equity Compensation Plan. A written non-discretionary formula will be established by the administrator pursuant to the terms of the Fourth Amended and Restated 2003 Plan that will govern stock option award grants to the Company’s independent directors. The policy will set forth the type of award(s) to be granted to independent directors, the number of shares subject to awards, the conditions on which such awards will be granted, become exercisable and/or payable and expire, and such other terms and conditions as the administrator determines.

•	Compliance with Foreign Laws. Discretion will be granted to the Board of Directors or Compensation Committee to determine which Company subsidiaries will be governed by the 2003 Plan and which individuals outside of the United States will be eligible for awards under the 2003 Plan in order to comply with applicable foreign laws. The Board of Directors or Compensation Committee will also be given discretion to modify terms and conditions of individual awards to comply with foreign laws, to establish subplans or modify exercise procedures where advisable, and to take other actions necessary to comply with foreign laws and stock exchange requirements.

•	409A Compliance. Awards granted under the 2003 Plan and extensions to the term of any outstanding stock option granted by the Board of Directors or the Compensation Committee must comply with the requirements of Section 409A of the Code (“Section 409A”).

•	Full Value Award Vesting Limit. The 2003 Plan previously required that vesting of stock options and stock appreciation rights and lapsing of restrictions on restricted stock grants cannot occur sooner than monthly over three years. As amended, the Fourth Amended and Restated 2003 Plan provides that the minimum vesting period for awards granted to employees or consultants, other than awards of stock options or stock appreciation rights (“Full Value Awards”), will generally be three years, with no minimum vesting required for stock options or stock appreciation rights. In the case of performance-based vesting, the minimum vesting period for Full Value Awards will generally be one year, commencing simultaneously with the evaluation of the performance. However, the Fourth Amended and Restated 2003 Plan provides that the Company may grant Full Value Awards without regard to these minimum vesting restrictions, in an aggregate amount of up to 5% of the share reserve of the Fourth Amended and Restated 2003 Plan.

•	Stockholder Approval. Stockholder approval will be required for any amendment of the 2003 Plan that would enable stock options or stock appreciation rights to be granted with an exercise price below the fair market value on the date of grant, or that would allow for the extension of the applicable exercise period beyond seven years from the date of grant. Without stockholder approval, stock options and stock appreciation rights may not be amended to reduce the exercise price below the share price as of the date of grant. Generally, new stock options or stock appreciation right grants may not be made in exchange for the cancellation of outstanding awards, and awards may not be bought-out without stockholder approval.

Stockholders are requested in this Proposal 2 to approve the amendment and restatement of the 2003 Plan, including the 2,500,000 authorized share increase under 2003 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 2. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect.

A general description of the Fourth Amended and Restated 2003 Plan is set forth below. However, the description is qualified in its entirety by reference to the full text of the Fourth Amended and Restated 2003 Plan, a copy of which is attached as Appendix A to this proxy statement.

Description of the Fourth Amended and Restated 2003 Plan

General Nature and Purposes of the Fourth Amended and Restated 2003 Plan.  The principal purposes of the Fourth Amended and Restated 2003 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of stock options, restricted stock, stock appreciation rights, performance-based stock and/or cash bonus awards, dividend equivalent awards, stock payment awards, deferred stock awards and restricted stock units (collectively, “Awards”), thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing these individuals to remain in the Company’s employ or service. In addition to Awards made to officers, employees or consultants, the Fourth

Amended and Restated 2003 Plan provides for the granting of Awards, subject to the terms of the Fourth Amended and Restated 2003 Plan and pursuant to the Independent Director Equity Compensation Plan to be established by the Compensation Committee, to the Company’s non-employee directors (the “Independent Directors”).

Administration of the Plan.  The Fourth Amended and Restated 2003 Plan will be administered by the Compensation Committee with respect to Awards granted to employees or consultants and by the full Board of Directors with respect to Awards granted to Independent Directors (such administrative body, as applicable, the “Administrator”). The Compensation Committee consists of at least two members of the Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the Fourth Amended and Restated 2003 Plan, the Compensation Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Fourth Amended and Restated 2003 Plan. Similarly, the Board of Directors has discretion to determine the terms and conditions of Awards granted to Independent Directors and to interpret and administer the Fourth Amended and Restated 2003 Plan with respect to Awards, subject to the terms of the Fourth Amended and Restated 2003 Plan. The Administrator is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the Fourth Amended and Restated 2003 Plan, including the discretion to modify terms and conditions of individual awards to comply with foreign laws, to establish subplans or modify exercise procedures where advisable, and to take other actions necessary to comply with foreign laws and stock exchange requirements.

Securities Subject to the Fourth Amended and Restated 2003 Plan.  The aggregate number of shares of common stock which may be issued upon exercise of stock options and stock appreciation rights, or, subject to the limitation described below, as other Awards granted under the Fourth Amended and Restated 2003 Plan, will not exceed 10,500,000 in the aggregate. This share reserve consists of the 8,000,000 shares previously authorized for issuance under the 2003 Plan, plus an additional 2,500,000 shares. Further, the maximum number of shares of common stock which may be subject to Awards granted under the 2003 Plan to any individual in any calendar year shall not exceed 500,000. In addition, the maximum aggregate amount of cash that may be paid to a participant during any calendar year with respect to one or more Awards payable in cash shall be $3,000,000. Under the Fourth Amended and Restated 2003 Plan, an increase in the number of shares of common stock authorized for issuance may not be made without stockholder approval, except for adjustments as described below.

The shares available for Awards under the Fourth Amended and Restated 2003 Plan may be either previously unissued shares or treasury shares. Shares of common stock issued pursuant to equity incentives granted under the Fourth Amended and Restated 2003 Plan will be reduced by two shares for each share of common stock issued pursuant to any Award, other than an award of stock appreciation rights or options. Formerly, this reduction applied only to issuances pursuant to an award of restricted stock. Furthermore, dividend equivalents paid in cash under the Fourth Amended and Restated 2003 Plan in conjunction with any outstanding Awards will not be counted against the 10,500,000-share cap on shares issuable under the Fourth Amended and Restated 2003 Plan. The Administrator has the discretion to make appropriate adjustments in the number of securities subject to the Fourth Amended and Restated 2003 Plan and to outstanding Awards thereunder to reflect certain equity restructuring changes, such as stock splits or stock dividends, as well as an “extraordinary corporate event.”

If any portion of a stock option, stock appreciation right or other Award granted under the 2003 Plan outstanding as of the effective date of the Fourth Amended and Restated 2003 Plan terminates or lapses unexercised, the shares which were subject to the unexercised portion of such option, stock appreciation right or other Award will continue to be available for issuance under the Fourth Amended and Restated 2003 Plan. If, following the issuance of a share of common stock pursuant to an Award which counted as two shares against the share reserve, such Award terminates, lapses or cancels, then the number of shares of common stock available for issuance under the Fourth Amended and Restated 2003 Plan shall increase by two shares.

Term of the Fourth Amended and Restated 2003 Plan and Amendments.  The Fourth Amended and Restated 2003 Plan will expire on March 3, 2013, unless earlier terminated. Amendments of the Fourth Amended and Restated 2003 Plan to increase the number of shares authorized for issuance under the plan (except for adjustments resulting from stock splits and the like, and mergers, consolidations and other corporate transactions) require the approval of the Company’s stockholders. The Fourth Amended and Restated 2003 Plan includes a new provision which also requires stockholder approval of any amendment that would enable options or stock appreciation rights to be granted with an exercise price below the fair market value on the grant date, or that would allow for the extension of the exercise period of an option or stock appreciation right beyond seven years from the grant date. The Fourth Amended and Restated 2003 Plan further provides that the Administrator may not (i) amend stock options and stock appreciation rights to reduce the exercise price below the share price as of the date of grant, (ii) grant new stock options or stock appreciation rights in exchange for the cancellation of outstanding awards, or (iii) offer a cash payment to buy out any outstanding stock option or stock appreciation right, unless stockholders have approved such an action. In all other respects, the Fourth Amended and Restated 2003 Plan can be amended, modified, suspended or terminated by the Administrator, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the Fourth Amended and Restated 2003 Plan will not, without the consent of the participant, affect such person’s rights under an outstanding Award, unless the Award agreement governing such Award itself otherwise expressly so provides.

Eligibility.  Awards may be granted under the Fourth Amended and Restated 2003 Plan to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Awards also may be granted to consultants of the Company selected by the Administrator for participation in the Fourth Amended and Restated 2003 Plan. All of our employees are eligible to participate in the Fourth Amended and Restated 2003 Plan. The Administrator has discretion to determine which Company subsidiaries will be governed by the Fourth Amended and Restated 2003 Plan and which individuals outside of the United States will be eligible for awards under the Fourth Amended and Restated 2003 Plan in order to comply with applicable foreign laws. Independent Directors of the Company and its subsidiaries may be granted Awards in accordance with the Fourth Amended and Restated 2003 Plan and the Independent Director Equity Compensation Policy referenced therein.

Payment for Shares.  The exercise or purchase price for all Awards, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or such other permissible consideration as the Administrator may, in its sole and absolute discretion, allow. The Fourth Amended and Restated 2003 Plan provides that, with respect to stock options, the Administrator, in its sole discretion, may (i) allow payment, in whole or in part, through the delivery of shares of common stock (without regard to whether the shares were held by the holder for at least six months, as was formerly required under the 2003 Plan), (ii) allow payment, in whole or in part, through the surrender of shares of common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iii) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price; provided, that the payment of such proceeds is then made to the Company upon settlement of such sale, and (iv) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i), (ii) and (iii). The Fourth Amended and Restated 2003 Plan eliminates the provision of the Third Amended and Restated 2003 Plan which permitted a delay in the payment of the option exercise price of up to 30 days.

Awards under the Fourth Amended and Restated 2003 Plan.  The Fourth Amended and Restated 2003 Plan provides that the Administrator may grant or issue stock options, restricted stock, stock appreciation rights, performance-based stock and/or cash bonus awards, dividend equivalent awards, stock payment awards, deferred stock awards and restricted stock units, or any combination thereof.

Non-Qualified Stock Options.  NQSOs will provide for the right to purchase common stock at a specified price, which may not be less than the fair market value on the date of grant, and usually will become exercisable (in the discretion of the Administrator) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company and/or subject to the satisfaction of individual or Company performance targets established by the Administrator. NQSOs may be granted for any term specified by the Administrator; provided that such term may not exceed seven years.

Incentive Stock Options (“ISOs”).  ISOs will be designed to comply with applicable provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, death or disability, and must be exercised within seven years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Fourth Amended and Restated 2003 Plan provides that the exercise price for such ISO must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. To the extent the aggregate fair market value of stock with respect to which ISOs (determined without regard to the vesting limitations contained in Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such stock options will be taxed as NQSOs. For this purpose, the fair market value of stock will be determined as of the time the option is granted.

Director Options and Awards.  The Independent Director Equity Compensation Policy established by the Administrator pursuant to the Fourth Amended and Restated 2003 Plan will govern stock option and other Award grants to Independent Directors, including with respect to term and vesting period. Director options are NQSOs to purchase shares of common stock granted to Independent Directors. Director options will provide for the right to purchase common stock at a specified price, which may not be less than the fair market value on the date of grant. No portion of a director option will be exercisable upon the expiration of twelve months following termination of such director’s services as a director of the Company by reason of permanent and total disability or death, or upon the expiration of three months following termination of such director’s services as a director of the Company by reason other than of permanent and total disability or death, unless the option holder dies within such three month period or unless otherwise set forth in the option agreement. Under the Company’s form of option agreement for employees and directors, option holders may exercise vested stock options for a period of twelve months following their retirement.

In addition to NQSOs, the Independent Director Equity Compensation Policy may permit the Independent Directors to receive other types of Awards under the 2003 Plan, with such terms and conditions as may be set forth in such policy. Independent Directors may not receive discretionary Award grants under the 2003 Plan which are not authorized by the Independent Director Equity Compensation Policy.

Restricted Stock.  The Administrator is authorized to determine (i) which employees and consultants of the Company or any subsidiary should be issued restricted stock, (ii) the number of shares of restricted stock to be issued to such employees and consultants and (iii) the terms and conditions applicable to such restricted stock, consistent with the Fourth Amended and Restated 2003 Plan. Restricted stock issued under the Fourth Amended and Restated 2003 Plan is subject to such restrictions as the Administrator may provide in the terms of each individual restricted stock agreement, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with or services to the Company, Company performance and individual performance; provided, however, that the Administrator may remove any or all of such restrictions after issuance of the restricted stock. Restricted stock typically may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met and in the event of the grantee’s termination of employment or consultancy, although the Administrator may make exceptions based on the reason for termination or on other factors. Shares of restricted stock may also be granted to Independent Directors, pursuant to such policies as may be adopted by the Board of Directors from time to time. Shares of restricted stock granted to Independent Directors may be fully vested as of the date of grant.

Stock Appreciation Rights.  The Administrator may grant stock appreciation rights having terms and conditions consistent with the Fourth Amended and Restated 2003 Plan to employees, consultants or Independent Directors in connection with stock options or separately. Stock appreciation rights granted by the Administrator in connection with stock options entitle the optionee to surrender unexercised to the Company a portion of the stock option to which the stock appreciation right relates in exchange for an amount determined by multiplying (i) the difference obtained by subtracting the stock option exercise price from the fair market value of a share of common stock on the date of exercise of the stock appreciation right by (ii) the number of shares of common stock with respect to which the stock appreciation right has been exercised. Stock appreciation rights granted by the Administrator independent of stock options granted under the Fourth Amended and Restated 2003 Plan would entitle the grantee to exercise all or a specified portion of the stock appreciation right (at the exercise price per share of common stock subject to such stock appreciation right set by the Administrator) in exchange for an amount determined by multiplying (i) the difference obtained by subtracting the stock appreciation right purchase price from the fair market value of a share of common stock on the date of exercise of the stock appreciation right by (ii) the number of shares of common stock with respect to which the stock appreciation right has been exercised. The amounts determined above may be paid to the grantee of a stock appreciation right in cash, in common stock (based on its fair market value as of the date the stock appreciation right is exercised) or a combination of both, as determined by the Administrator.

The exercise price per share of a stock appreciation right may not be less than the fair market value of a share of common stock on the date of grant. Stock appreciation rights may be granted for any term specified by the Administrator; provided that such term for stock appreciation rights granted following approval of the Fourth Amended and Restated 2003 Plan may not exceed seven years. Except as described in the preceding sentence or otherwise required by Section 162(m) of the Code with respect to a stock appreciation right intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the Fourth Amended and Restated 2003 Plan on the exercise of stock appreciation rights or the amount of gain realizable therefrom, although restrictions may be imposed by the Administrator in the stock appreciation right agreements.

Performance Awards.  The Administrator is authorized to grant performance awards (“Performance Awards”) to employees, consultants and Independent Directors and to determine whether such Awards will be performance-based compensation for purposes of Section 162(m) of the Code. The value of Performance Awards may be linked to any one or more of the performance criteria described in the Fourth Amended and Restated 2003 Plan (as described in the “Section 162(m) Limitation” discussion below) or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator is to consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular eligible individual. Performance Awards may be paid in cash, shares of common stock, or both, as determined by the Administrator. The Administrator may grant Performance Awards in the form of a cash bonus payable upon the attainment of objective performance goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid which are intended to be performance-based compensation for purposes of Section 162(m) of the Code must be based upon objectively determinable bonus formulas established in accordance with the Fourth Amended and Restated 2003 Plan.

Dividend Equivalents.  The Administrator may grant the right to receive the equivalent value (in cash or common stock) of dividends paid on common stock (“Dividend Equivalents”) based on dividends declared on the common stock subject to any Award, to be credited as of dividend payment dates during the period between the date an Award is granted to a holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents will be converted to cash or additional shares of common stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. No Dividend Equivalents will be payable with respect to stock options or stock appreciation rights.

Stock Payments.  The Administrator may make a payment to employees, consultants and Independent Directors in the form of shares of common stock, or an option or other right to purchase shares of common stock, as part of a bonus, deferred compensation or other arrangement under the Fourth Amended and Restated 2003 Plan (a “Stock Payment”). The number or value of shares of any Stock Payment will be determined by the Administrator and may be based on one or more performance criteria described below in the “Section 162(m) Limitation” discussion or any other specific criteria, including continued service, determined by the Administrator. Common stock underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a holder of a Stock Payment will have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the common stock underlying the Award has been issued to the holder. Stock Payments may (but are not required to) be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to the applicable individual.

Deferred Stock.  The Administrator may grant deferred stock to employees, consultants and Independent Directors. The number of shares of deferred stock will be determined by the Administrator and may be based on one or more performance criteria described below in the “Section 162(m) Limitation” discussion or other specific criteria, including continued service, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common stock underlying a deferred stock award which is subject to a vesting schedule or other conditions or criteria will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a holder of deferred stock shall have no rights as a Company stockholder with respect to such deferred stock until such time as the Award has vested and the common stock underlying the Award has been issued to the holder.

Restricted Stock Units.  The Administrator may grant restricted stock units to employees, consultants and Independent Directors. The number and terms and conditions of restricted stock units will be determined by the Administrator, including the date or dates on which the restricted stock units will become fully vested and nonforfeitable. The Administrator may specify such conditions to vesting as it deems appropriate, including conditions based on one or more performance criteria described below in the “Section 162(m) Limitation” discussion or other specific criteria, including continued service, in each case on a specified date or dates or over any period or periods, as the Administrator determines. The Administrator will specify, or permit the holder to elect, the conditions and dates upon which the shares of common stock underlying the restricted stock units shall be issued, which dates shall not be earlier than the date as of which the restricted stock units vest and become nonforfeitable and which conditions and dates will be subject to compliance with Section 409A of the Code. On the distribution dates, the Company will issue to the holder one unrestricted, fully transferable share of common stock for each vested and nonforfeitable restricted stock unit.

Agreements; Consideration to the Company.  Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award. The dates on which Awards under the Fourth Amended and Restated 2003 Plan first become exercisable and on which they expire will be set forth in individual Award agreements setting forth the terms of the Awards. Such agreements generally will provide that Awards expire upon termination of the participant’s status as an employee, consultant or director, although the Administrator may provide that Awards granted to employees or consultants continue to be exercisable following a termination without cause, or because of the grantee’s retirement, death, disability or otherwise.

General Terms of Awards under the Fourth Amended and Restated 2003 Plan

Full Value Award Vesting Restriction.  The 2003 Plan previously required that vesting of stock options and stock appreciation rights and lapsing of restrictions on restricted stock grants cannot occur sooner than monthly over three years. The Fourth Amended and Restated 2003 Plan provides that the minimum vesting period for Full Value Awards will generally be three years, with no minimum vesting required for stock options or stock appreciation rights. In the case of performance-based vesting, the minimum vesting period for Full Value Awards will generally be one year, commencing simultaneously with the evaluation of the performance. However, the Fourth Amended and Restated 2003 Plan provides that the Company may grant Full Value Awards without regard to these minimum vesting restrictions, in an aggregate amount of up to 5% of the share reserve of the Fourth Amended and Restated 2003 Plan.

Non-Assignability.  No Award granted under the Fourth Amended and Restated 2003 Plan may be assigned or transferred by the grantee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares underlying such Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any stock option or right, the stock option or right may be exercised only by the holder. Notwithstanding the foregoing, the Administrator may grant NQSOs that may be assigned or transferred, subject to certain conditions, to “permitted transferees,” which include a child, grandchild, parent, spouse, niece or nephew of the holder.

Extraordinary Corporate Events.  The Administrator has discretion under the Fourth Amended and Restated 2003 Plan to provide that stock options and other rights to acquire common stock will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events;” but in such event the Administrator may also give optionees and other grantees the right to exercise their outstanding stock options or rights in full during some period prior to such event, even though Awards have not yet become fully exercisable, and the Administrator may also provide that all restrictions imposed on some or all shares of restricted stock and other Awards shall lapse, and some or all shares of restricted stock may cease to be subject to the Company’s repurchase right after such event.

Effect of Change in Control.  Notwithstanding anything in the Fourth Amended and Restated 2003 Plan or the provisions of any Award to the contrary, in the event of a Change in Control, each outstanding Award shall, immediately prior to the effective date of the Change in Control, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of common stock at the time subject to such Award and, as applicable, may be exercised for any or all of the shares of common stock subject to the Award.

For purposes of the Fourth Amended and Restated 2003 Plan, “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company; (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; (c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or (d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Transfer Restrictions.  The Administrator, in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an Award as it deems appropriate. Any such other restriction shall be set forth in the respective Award agreement and may be referred to on the certificates evidencing such shares. The Administrator may require the employee to give the Company prompt notice of any disposition of shares of stock acquired by exercise of an ISO within two years from the date of granting such ISO or one year after the transfer of such shares to such employee. The Administrator may direct that the certificates evidencing shares acquired by exercise of an ISO refer to such requirement to give prompt notice of disposition.

Withholding Tax Obligations.  As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions of any Award granted under the Fourth Amended and Restated 2003 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of stock options or receipt of other Awards, subject to the discretion of the Administrator to disapprove such use.

Securities Law.  The Fourth Amended and Restated 2003 Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3 of the Exchange Act. The Fourth Amended and Restated 2003 Plan will be administered, and Awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Fourth Amended and Restated 2003 Plan and Awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Certain Federal Income Tax Consequences With Respect to the Fourth Amended and Restated 2003 Plan.  The U.S. federal income tax consequences of the Fourth Amended and Restated 2003 Plan are summarized in the following discussion which deals with the general tax principles applicable to the Fourth Amended and Restated 2003 Plan, and is intended for general information only. Foreign, state and local income taxes are not discussed. Also, the following discussion does not address U.S. federal employment tax consequences. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized herein is not tax advice.

Non-Qualified Stock Options.  For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of an NQSO under the Fourth Amended and Restated 2003 Plan, but will recognize ordinary income, and the Company or other employer corporation generally will be entitled to a deduction, upon the exercise of an NQSO. The amount of income recognized (and the amount generally deductible by the Company or other employer corporation) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gains or losses.

Incentive Stock Options.  An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO; however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of common stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gains. If the shares of common stock are disposed of before the expiration of the one-year and two-year periods, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of common stock.

Stock Appreciation Rights.  Taxable income is not generally recognized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company (or other employer corporation) generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock.  An employee to whom restricted stock is issued generally will not recognize taxable income upon such issuance and the Company (or other employer corporation) generally will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company (or other employer corporation) generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. If a timely election is made under Section 83(b) with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company (or other employer corporation) will be entitled to a deduction for the same amount.

Restricted Stock Units.  The grantee generally will not realize taxable income at the time of the grant or vesting of restricted stock units, and the Company will not be entitled to a deduction at such times, and a grantee may not make a Section 83(b) election with respect to restricted stock units. When a vested restricted stock unit award is paid, the grantee will have ordinary income in an amount equal to the fair market value of the shares delivered, and the Company will be entitled to a corresponding deduction for the same amount.

Dividend Equivalents, Deferred Stock, Stock Payments and Performance Awards.  A 2003 Plan participant will not recognize taxable income and the Company will not be entitled to a tax deduction upon the grant of Dividend Equivalents, deferred stock, Stock Payments or Performance Awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and the Company should be entitled to a corresponding tax deduction for the same amount. Payments in shares will be valued at the fair market value of the shares at the time of the payment.

Section 409A of the Code.  Certain types of Awards under the 2003 Plan, including restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2003 Plan and Awards granted thereunder will be structured and interpreted to comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Administrator, the 2003 Plan and applicable Award agreements may be amended to exempt the applicable Awards from Section 409A of the Code or to comply with Section 409A.

Section 162(m) Limitation.  In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under non-qualified plans) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation.”

Under Section 162(m), stock options and stock appreciation rights will satisfy the “performance-based compensation” exception if (a) Proposal 2 is approved by stockholders at the Annual Meeting, (b) the award of the stock options or stock appreciation rights are made by a committee of the Board consisting solely of two or more “outside directors,” (c) the plan sets the maximum number of shares that can be granted to any person within a specified period and (d) the compensation is based solely on an increase in the stock price after the grant date (i.e., the stock option or stock appreciation right exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Other types of awards may only qualify as “performance-based compensation” if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance goals which are established by a qualifying committee and which relate to performance targets which are approved by the Company’s stockholders.

The Fourth Amended and Restated 2003 Plan has been designed to permit the Administrator to grant stock options and stock appreciation rights which will qualify as “performance-based compensation.” In addition, to permit Awards other than stock options and stock appreciation rights to qualify as “performance-based compensation,” the Fourth Amended and Restated 2003 Plan provides that the Administrator may designate as “Section 162(m) Participants” certain employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Administrator may grant Awards to Section 162(m) Participants that vest or become exercisable upon the attainment of performance targets which are related to one or more of the following performance goals with respect to the Company, any subsidiary or any division or operating unit: (a) revenue; (b) sales; (c) cash flow; (d) earnings per share of common stock (including earnings before any one or more of the following: (i) interest; (ii) taxes; (iii) depreciation; and (iv) amortization); (e) return on equity; (f) total stockholder return; (g) return on capital; (h) return on assets or net assets; (i) income or net income; (j) operating income or net operating income; (k) operating profit or net operating profit; (l) operating margin; (m) cost reductions or savings; (n) research and development expenses (including research and development expenses as a percentage of sales or revenues); (o) working capital; and (p) market share.

Awards Granted Under the 2003 Plan.  We cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to directors, executive officers and employees (including employee directors) under the Fourth Amended and Restated 2003 Plan. The following table sets forth information with respect to restricted stock awards and/or stock options granted under the 2003 Plan to each of the Company’s named executive officers, all current executive officers as a group, all current directors (other than executive officers) as a group and all employees (including all current officers who are not executive officers) receiving awards as a group in the year ended December 31, 2008.

	Dollar Value	Number of Shares Underlying
Name	($)(1)	Awards Granted (#)

Henry L. Nordhoff	5,714,250	95,000
Herm Rosenman	1,303,270	21,667
Carl W. Hull	2,857,125	47,500
Daniel L. Kacian, Ph.D., M.D.	1,629,042	27,083
R. William Bowen	1,303,270	21,667
All current executive officers as a group (12 persons)	19,092,693	317,418
All current directors (other than executive officers) as a group (7 persons)	3,864,068	67,797
All employees receiving awards (including all current officers who are not executive officers) as a group (591 persons)	41,154,475	710,437

(1)	Determined by multiplying the applicable number of shares underlying stock options and restricted stock awards granted by (a) with respect to stock options, the exercise price of each award on the date of grant (which in each case is equal to the fair market value of our common stock on the date of grant), or (b) with respect to restricted stock awards, the fair market value of our common stock on the date of grant.

The Board of Directors recommends a vote in favor of Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009, and has further directed that management submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2008 and 2007 by Ernst & Young LLP, the Company’s principal accountant. All fees described below were approved by the Audit Committee.

During the fiscal year ended December 31, 2008, none of the hours expended on the Company’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time employees.

	Fiscal Year
	Ended
	2008	2007
	(In thousands)

Audit Fees(1)(2)	$1,156	$1,087
Audit-related Fees	—	—
Tax Fees(3)	—	4
All Other Fees	4	2

Total Fees	$1,160	$1,093

(1)	Includes the audit of the Company’s annual financial statements (including audits of the Company’s subsidiaries Gen-Probe UK Limited and Molecular Light Technology Limited and its subsidiaries), review of the Company’s financial information included in its quarterly reports on Form 10-Q, and accounting consultations. Also includes fees incurred for the evaluation of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as the audit of the effectiveness of the Company’s internal control over financial reporting, pursuant to the Sarbanes-Oxley Act of 2002.

(2)	Prior year amounts have been adjusted for invoices received after the filing date of the Company’s 2008 Proxy Statement for services rendered in 2007.

(3)	Includes consultations related to federal and California state tax audits.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. Pursuant to the policy, the Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services, up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee and ratified at its next scheduled meeting. The Audit Committee has delegated this pre-approval authority to the Chairman of the Audit Committee and the Chairman’s decision is then discussed and ratified at the next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal auditor’s independence.

The Board of Directors recommends a vote in favor of Proposal 3.

PROPOSAL 4

ADVISORY VOTE TO APPROVE THE
PROPOSED APPOINTMENT OF CARL W. HULL TO
THE COMPANY’S BOARD OF DIRECTORS, EFFECTIVE MAY 18, 2009

The Board of Directors presently has eight members. As previously disclosed, Mr. Nordhoff intends to retire as CEO of the Company on May 17, 2009. As described under Proposal 1, the Company and Mr. Nordhoff intend that he will continue to serve as the Company’s non-executive Chairman of the Board of Directors, and he has been recommended by the Company’s Nominating and Corporate Governance Committee and Board of Directors for re-election at the Annual Meeting.

On March 20, 2009, the Board of Directors appointed Carl W. Hull, the Company’s current President and Chief Operating Officer, as the Company’s CEO, effective May 18, 2009 following Mr. Nordhoff’s retirement as the Company’s CEO. In connection with Mr. Hull’s appointment as CEO, the Board of Directors expects to increase the size of the Board from eight to nine members and elect Mr. Hull to serve as a member of the Company’s Board of Directors, effective May 18, 2009, to serve in the class of directors holding office until the Company’s 2010 Annual Meeting of Stockholders. Pursuant to the Company’s Amended and Restated Bylaws, newly created directorships resulting from any increase in the authorized number of directors may be filled solely by the affirmative vote of a majority of the directors then in office. If so appointed, Mr. Hull would hold office until expiration of his term of office, and until his successor is elected and qualified or his earlier death, resignation or removal. Mr. Hull has agreed to serve on the Company’s Board of Directors if appointed by the Board. If so appointed, Mr. Hull will not qualify as “independent,” as that term is defined by Nasdaq Marketplace Rule 4200(a)(15), by virtue of his employment with the Company. A description of Mr. Hull’s recent professional experience is set forth below under the heading “Executives — Executive Officers.” Mr. Hull does not currently serve on the board of directors of any publicly traded company.

Because the Board of Directors believes it is important to provide the Company’s stockholders with an opportunity to consider the Board’s appointment of any new director, in February 2009 the Board amended and restated Gen-Probe’s Corporate Governance Guidelines to provide that the Board of Directors will submit future Board appointments of a director to the stockholders for ratification at the next regularly scheduled annual meeting of stockholders.

Neither the Company’s Amended and Restated Bylaws nor the Company’s Corporate Governance Guidelines, or applicable law, requires stockholders to approve the proposed appointment of Mr. Hull to the Board. However, in an effort to remain consistent with the intent of the recent amendments made to the Company’s Corporate Governance Guidelines described in the preceding paragraph, the Nominating and Corporate Governance Committee has recommended the submission of, and the Board of Directors has agreed to submit, the matter to the Company’s stockholders for an advisory vote. If the Company’s stockholders fail to approve Mr. Hull’s proposed appointment to the Board, the Board will consider that vote in determining whether to appoint Mr. Hull to the Board. Even if Mr. Hull’s appointment is not approved by the Company’s stockholders, the Board of Directors in its discretion may appoint Mr. Hull as a director.

To be approved, Proposal 4 must receive a majority of votes cast in person or by proxy (i.e., the number of shares voted “For” approval of the proposal must exceed 50% of the number of votes cast in person or by proxy with respect to the proposal). Only votes “For” and “Against” will affect the outcome. Abstentions and broker non-votes will have no effect.

The Board of Directors recommends a vote in favor of Proposal 4.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 13, 2009 by: (i) all those known by the Company to be beneficial owners of more than five percent of its common stock; (ii) each of the Company’s named executive officers; (iii) each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the address of each person listed in the table is c/o Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

	Beneficial Ownership(1)
	Number of					Percent of
	Shares Owned		Right to Acquire		Total	Total
	(#)(2)		(#)(3)		(#)	(%)

Five Percent Beneficial Stockholders:
FMR LLC(4)	4,492,747		—		4,492,747	8.58%
Morgan Stanley(5)	3,690,615		—		3,690,615	7.05%
Barclays Global Fund Advisors(6)	2,722,578		—		2,722,578	5.20%
Directors and Executive Officers:
Henry L. Nordhoff	141,774	(7)	699,396		841,170	1.58%
Herm Rosenman	25,817		113,203		139,020	*
Carl W. Hull	23,731		52,916		76,647	*
Daniel L. Kacian, Ph.D., M.D.	37,901		237,186		275,087	*
R. William Bowen	31,314		48,619		79,933	*
John W. Brown	5,677		46,249		51,926	*
Raymond V. Dittamore	4,577	(8)	46,249		50,826	*
Armin M. Kessler	14,483		56,249		70,732	*
John C. Martin, Ph.D.	1,045		16,249		17,294	*
Phillip M. Schneider	8,234		76,249		84,483	*
Lucy Shapiro, Ph.D.	156		—		156	*
Abraham D. Sofaer	16,331	(9)	76,249		92,580	*
All executive officers and directors as a group (19 individuals)	389,519	(10)	1,632,083	(11)	2,021,602	3.74%

*	Represents beneficial ownership of less than 1% of our common stock.

(1)	This table is based on information supplied by officers, directors and principal stockholders and Schedules 13G (as indicated) filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 52,336,758 shares outstanding on February 13, 2009, adjusted as required by rules promulgated by the SEC.

(2)	Includes the following specified number of shares of restricted stock that are still subject to restriction as of 60 days after February 13, 2009: Mr. Hull (21,250); Mr. Rosenman (17,167); Dr. Kacian (24,333); and Mr. Bowen (18,167). These shares of restricted stock were granted on October 17, 2005, August 15, 2006, August 15, 2007, March 1, 2007 (with respect to Mr. Hull only) and August 15, 2008, and vest as follows: one-fourth (1/4) of the shares vest annually over four years from the date of grant.

(3)	Represents the number of shares issuable upon exercise of stock options exercisable within 60 days after February 13, 2009.

(4)	Beneficially owned by FMR LLC (formerly FMR Corp.) and certain affiliated entities, including Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC. The business address for FMR

LLC is: 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by the foregoing entity on February 17, 2009.

(5)	The business address for Morgan Stanley is: 1585 Broadway, New York, New York 10036. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by the foregoing entity on February 17, 2009.

(6)	Beneficially owned by Barclays Global Fund Advisors and certain affiliated entities, including Barclays Global Investors, N.A., Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. The business address for Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by the foregoing entities on February 5, 2009.

(7)	Includes an aggregate of 80,000 deferred issuance restricted stock awards, of which an aggregate of 41,248 shares underlying such awards were vested as of 60 days after February 13, 2009. Pursuant to the applicable deferred issuance agreement, and subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Nordhoff at the earlier of his election or upon the termination of his employment with the Company. All deferred issuance restricted stock awards will further be issued in a manner that complies with Section 409A of the Code, which may include deferring the issuance of such shares for six months after the termination of Mr. Nordhoff’s employment.

(8)	Includes 2,000 shares of common stock held by the Dittamore Family Trust A, for which Mr. Dittamore is the trustee.

(9)	Includes 1,000 shares of common stock held by the Trust FBO Michael J. Sofaer, in which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Helen R. Sofaer, in which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Joseph S. Sofaer, in which Mr. Sofaer is a trustee; 1,000 shares of common stock held by the Trust FBO Aaron R. Sofaer, in which Mr. Sofaer is a trustee; and 1,000 shares of common stock held by the Trust FBO Raphael J. Sofaer, in which Mr. Sofaer is a trustee.

(10)	Includes an aggregate of 78,479 shares (including restricted shares) which other executive officers of the Company own as of February 13, 2009, as follows: Ms. De Walt (24,540); Ms. Ellerbrock (6,154); Dr. Gargan (18,697); Mr. Kondor (19,717); Mr. Tardif (200); and Ms. Yang (9,171).

(11)	Includes an aggregate of 163,269 shares issuable to other executive officers of the Company pursuant to outstanding stock options exercisable as of February 13, 2009 or which become exercisable within 60 days after February 13, 2009, as follows: Ms. De Walt (79,666); Ms. Ellerbrock (8,333); Dr. Gargan (27,564); Mr. Kondor (28,853); and Ms. Yang (18,853).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVES

Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of March 15, 2009.

Name	Position	Age

Henry L. Nordhoff	Chairman and Chief Executive Officer	67
Carl W. Hull	President and Chief Operating Officer	51
Daniel L. Kacian, Ph.D., M.D.	Executive Vice President and Chief Scientist	62
R. William Bowen	Senior Vice President, General Counsel and Secretary	56
Diana De Walt	Senior Vice President — Human Resources	54
Jorgine Ellerbrock	Senior Vice President — Operations	47
Paul E. Gargan, Ph.D.	Senior Vice President — Business Development	52
Stephen J. Kondor	Senior Vice President — Sales and Marketing	53
Eric Lai, Ph.D.	Senior Vice President — Research and Development	52
Herm Rosenman	Senior Vice President — Finance and Chief Financial Officer	61
Eric Tardif	Senior Vice President — Corporate Strategy	40
Christina C. Yang, Ph.D.	Senior Vice President — Clinical, Regulatory and Quality	52

Henry L. Nordhoff, Chairman and Chief Executive Officer. Mr. Nordhoff has served as a director of the Company since July 1994. Mr. Nordhoff joined the Company in July 1994 as Chief Executive Officer and President and was elected Chairman of the Board in September 2002. Since March 1, 2008, Mr. Nordhoff has served as the Company’s Chairman and Chief Executive Officer. As previously disclosed, Mr. Nordhoff intends to retire as the Company’s Chief Executive Officer on May 17, 2009. The Company and Mr. Nordhoff intend that he will continue to serve as the Company’s non-executive Chairman of the Board, and he has been recommended by the Company’s Nominating and Corporate Governance Committee and Board of Directors for re-election at the Annual Meeting. Prior to joining the Company, Mr. Nordhoff was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. Mr. Nordhoff received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. Mr. Nordhoff is also a member of the board of directors of MannKind Corporation.

Carl W. Hull, President and Chief Operating Officer.  Mr. Hull joined the Company as Executive Vice President and Chief Operating Officer in February 2007 and was appointed President in March 2008. In March 2009, Mr. Hull was appointed as the Company’s Chief Executive Officer, effective May 18, 2009 following Mr. Nordhoff’s retirement as the Company’s CEO. Mr. Hull previously served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems, which develops and sells genomic research systems and reagents, from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., which makes automated imaging and imaging analysis systems, most recently serving as its Chief Executive Officer from January 2001 to December 2004. Mr. Hull received a B.A. in political science and international relations from Johns Hopkins University and an M.B.A. from the University of Chicago.

Daniel L. Kacian, Ph.D., M.D., Executive Vice President and Chief Scientist. Dr. Kacian joined the Company in 1985 as Director of Medical and Scientific Affairs and until 1992 was primarily responsible for directing Research & Development and Regulatory Affairs. Dr. Kacian has held various management positions with the Company and, in 2002, was promoted to Executive Vice President and Chief Scientist. From 1980 to 1985,

Dr. Kacian was on the faculty of the Department of Pathology and Laboratory Medicine at the University of Pennsylvania and was Director of Clinical Microbiology at the Hospital of the University of Pennsylvania. Dr. Kacian received an M.D. in 1978 from the University of Miami and did his internship and residency in laboratory medicine at Washington University and Barnes Hospital in St. Louis. Prior to attending medical school, Dr. Kacian received a B.A. in mathematics from Western Reserve University and an M.S. in microbiology and Ph.D. in molecular genetics from the University of Illinois and served on the faculty of the Department of Human Genetics and Development at Columbia University.

R. William Bowen, Senior Vice President, General Counsel and Secretary. Mr. Bowen joined the Company in 1997 as Vice President, General Counsel and Assistant Secretary and was appointed Secretary in August 2002 and Senior Vice President in May 2007. Prior to joining the Company, Mr. Bowen was a business litigation partner with the law firm of Luce, Forward, Hamilton & Scripps in San Diego, California. Mr. Bowen received a B.S. in commerce and a J.D. from the University of Virginia.

Diana De Walt, Senior Vice President — Human Resources. Ms. De Walt joined the Company in January 2005 as Vice President, Human Resources and was appointed Senior Vice President in May 2007. Prior to joining the Company, Ms. De Walt founded The HR Company in 1993 and served as its President and Principal Consultant providing professional human resources services to over 85 companies in a wide variety of industries. From 1988 to 1993, Ms. De Walt worked at Mitek Systems, Inc. as Director, Human Resources and subsequently Vice President, Human Resources. From 1987 to 1988, Ms. De Walt was Vice President, Human Resources of Imperial Savings Real Estate Lending Group. From 1984 to 1987, Ms. De Walt was Manager, Human Resources of Security Pacific Business Credit and Vice President, Human Resources of Security Pacific Business Finance. Ms. De Walt received an A.A. in liberal arts from St. Cloud State University and holds a Senior Professional In Resource Management certification.

Jorgine Ellerbrock, Senior Vice President — Operations. Ms. Ellerbrock joined the Company in November 2007 as Senior Vice President, Operations. From August 2004 to November 2007, Ms. Ellerbrock served as Vice President, Operations of various business units of Invitrogen Corporation, most recently serving as Vice President, Operations of its Molecular Biology Business from February 2007 to November 2007. Prior to joining Invitrogen Corporation, Ms. Ellerbrock held a number of positions with GE Healthcare Bio-Sciences (formerly Amersham Biosciences), a medical technology and services company, most recently serving as its Vice President, Operations from November 2002 to July 2004 and its Vice President, Genomics Product Management from January 2002 to November 2002. Ms. Ellerbrock received a B.S. in microbiology and an M.B.A. from San Diego State University.

Paul E. Gargan, Ph.D., Senior Vice President — Business Development. Dr. Gargan joined the Company as Vice President, Business Development and Planning in 1997. In July 2002 Dr. Gargan was named Vice President — Business Development and in March 2009 Dr. Gargan was appointed Senior Vice President — Business Development. Prior to joining the Company, Dr. Gargan was President and Chief Scientific Officer of American Biogenetic Sciences. Dr. Gargan received a B.S. in chemistry and a Ph.D. in biochemistry from Queens University and an M.B.A. from the University of Notre Dame.

Stephen J. Kondor, Senior Vice President — Sales and Marketing. Mr. Kondor joined the Company in July 2005 as Vice President, Sales and Marketing and was appointed Senior Vice President in May 2007. Mr. Kondor previously served as Vice President/General Manager — Genetic Analysis Business of Applied Biosystems (APPLERA), a life sciences company, from November 2004 to June 2005. From January 2003 to November 2004, Mr. Kondor served as Vice President and General Manager of Fisher Scientific, a life sciences company. From August 2001 to January 2003, Mr. Kondor served as Senior Vice President and General Manager of IGEN International, a biotechnology diagnostics company. From August 2000 to January 2001, Mr. Kondor served as Vice President, Worldwide Marketing & Sales of Avocet Medical Inc., a life sciences company. Prior to those positions, Mr. Kondor also held positions at Becton Dickinson Company, Biometric Imaging, Inc., the Diagnostics Division of Abbott Laboratories, and B. Braun Medical. Mr. Kondor received his B.S. in business administration from Moravian College in 1981.

Eric Lai, Ph.D., Senior Vice President — Research and Development. Dr. Lai joined the Company in February 2009 as Senior Vice President, Research and Development. Prior to joining the Company, Dr. Lai was employed by GlaxoSmithKline, where he most recently served as Vice President, Pharmacogenetics Experimental Coordination

and Analysis from 2006 to 2009 and Vice President, Discovery and Pipeline Genetics from 2003 to 2006. Prior to joining GlaxoSmithKline in 1995, Dr. Lai was an Assistant Professor in the Department of Pharmacology at the University of North Carolina, Chapel Hill. Dr. Lai received a B.S. in chemistry from the University of Waterloo in Ontario, Canada, M. Phil. and M.A. degrees from the department of pharmacology at Columbia University, and a Ph.D. in pharmacology and microbiology from the College of Physicians and Surgeons at Columbia University.

Herm Rosenman, Senior Vice President — Finance and Chief Financial Officer. Mr. Rosenman joined the Company as Chief Financial Officer in June 2001 and was appointed Senior Vice President in May 2007. Prior to joining the Company, he was President and Chief Executive Officer of Ultra Acquisition Corp., a retail chain and consumer products manufacturer, from 1997 to 2000. Mr. Rosenman served as President and Chief Executive Officer of RadNet Management, Inc., a large healthcare provider, from 1994 to 1997, and prior to that was Chief Financial Officer for Rexene Corp., a Fortune 1000 company in the petrochemicals industry. Mr. Rosenman was previously a partner at Coopers & Lybrand (now PricewaterhouseCoopers LLP) where he served numerous Fortune 1000 clients, principally in the pharmaceuticals and telecommunications industries. Mr. Rosenman received a B.B.A. in finance and accounting from Pace University and an M.B.A. in finance from the Wharton School of the University of Pennsylvania. Mr. Rosenman serves on the Board of Directors of ARYx Therapeutics, a drug discovery and development company, where he serves as Chairman of the Audit Committee and as Lead Independent Director. Mr. Rosenman also serves on the Board of Directors of Emphasys Medical, Inc., where he serves as Chairman of the Corporate Governance Committee and as a member of the Audit Committee.

Eric Tardif, Senior Vice President — Corporate Strategy. Mr. Tardif joined the Company in January 2009 as Senior Vice President, Corporate Strategy. Prior to joining the Company, Mr. Tardif was a managing director of Morgan Stanley’s healthcare investment banking group from December 2007 to November 2008 and an executive director of Morgan Stanley’s healthcare investment banking group from February 2006 until December 2007. Before joining Morgan Stanley in February 2006, Mr. Tardif was a principal in Piper Jaffray’s healthcare investment banking group from January 2005 to February 2006, and a vice president in Piper Jaffray’s healthcare investment banking group from January 2003 until December 2004. Mr. Tardif holds a chartered financial analyst (CFA) designation. Mr. Tardif received a B.A. in business from Bishop’s University in Québec, an M.B.A. from the University of British Columbia, and an M.S. in finance from the Carroll Graduate School of Management at Boston College.

Christina C. Yang, Ph.D., Senior Vice President — Clinical, Regulatory and Quality. Dr. Yang joined the Company in April 2007 as Vice President, Clinical, Regulatory and Quality and was appointed Senior Vice President in May 2007. Prior to joining the Company, Dr. Yang was employed by Focus Diagnostics, a healthcare diagnostics company, most recently serving as Vice President, Quality and Regulatory Affairs from June 2003 to April 2007 and as Senior Director, Quality Systems from March 2001 until June 2003. Dr. Yang received a B.S. in biology from National Taiwan Normal University and a Ph.D. in zoology from Iowa State University. Dr. Yang is a Regulatory Affairs Certified (RAC), ISO9000 certified lead auditor as well as a Certified Quality Auditor (CQA).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Membership of the Compensation Committee

Members of the Compensation Committee are independent directors who are not employees of the Company or its subsidiaries. The Compensation Committee is currently comprised of the following four members: Mr. Kessler, who serves as Chairperson; Mr. Brown; Dr. Martin; and Mr. Schneider. None of the Compensation Committee members has any material business relationships with the Company or its subsidiaries. All of the members of the Compensation Committee are “independent,” as that term is defined by Nasdaq Marketplace Rule 4200(a)(15).

The Compensation Committee operates pursuant to a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board and is available on the Company’s website at www.gen-probe.com.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee may also take action by written consent. The Compensation Committee held six meetings during fiscal year 2008 and acted by written consent on one occasion. Executive officers are not present during the discussion of their compensation.

The Compensation Committee acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate performance objectives relevant to the compensation of the Company’s named executive officers (“NEOs”) and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s CEO and the other NEOs and directors; and

•	administration of the Company’s equity compensation plans, deferred compensation plan and other similar plans and programs.

Executive Compensation Philosophy

Compensation for our NEOs is intended to be largely performance-based. In establishing the Company’s compensation program for the NEOs, the Compensation Committee has four principal objectives:

•	ensuring that the Company is able to attract and retain executives through the use of industry-competitive “base” compensation;

•	providing total compensation that is competitive in the industry and that is tied to, and varies based upon, individual and/or corporate performance;

•	incentivizing NEOs to make prudent business decisions and maximize stockholder value by providing a significant portion of total compensation opportunities in the form of direct ownership in the Company through restricted stock and stock options; and

•	maintaining internal pay equity among employees.

In order to address these priorities, the Compensation Committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The Compensation Committee has since 2005 retained an independent consultant, Compensia, to assist it in its analysis of key elements of compensation programs. Compensia is an independent consultant specializing in compensation matters.

The Compensation Committee allocates total compensation between cash and equity compensation based on benchmarking to the Company’s peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders. The Compensation Committee evaluates the balance between equity and cash compensation among NEOs on an annual basis.

Based on its review of the above-mentioned objectives, the Company has established a compensation program that consists of the following six components:

•	base salary;

•	an annual cash bonus that is dependent on individual and/or corporate performance;

•	equity awards, consisting currently of stock options and restricted stock;

•	the opportunity to defer compensation under a nonqualified deferred compensation plan;

•	post-termination benefits that are triggered in limited circumstances; and

•	other health and welfare benefits generally offered to all employees of the Company.

To tie compensation to performance, there is no minimum award of compensation required by the Company’s bonus plan or the Company’s stock option/restricted stock award program.

Determination of Compensation Awards

The Compensation Committee is provided with the authority to determine the compensation awards available to NEOs. In determining such awards, the Compensation Committee has relied on regular written reports provided by Compensia with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. Compensia has also provided advice to the Compensation Committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon Compensia’s recommendations, the Company’s cash and stock-based incentive awards are weighted significantly towards variable components to ensure that total compensation reflects the overall success or failure of the Company, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to stockholders.

In addition, to further aid the Compensation Committee in making its determinations, our CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs, excluding himself. Our CEO’s recommendations are guided by the results of his annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of overall corporate goals. In addition, each NEO provides input about his or her individual contributions to the Company’s success for the period being assessed.

Compensation Benchmarking and Peer Group

An important component of structuring compensation and establishing target compensation levels for the Company’s newly hired executive officers, as well as gauging the competitiveness of compensation packages for existing executive officers, is determining the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the Compensation Committee has on an annual basis since 2005 directed Compensia to develop and regularly update as appropriate a comparative group of companies, as well as perform analyses of competitive performance and compensation levels for that group. During the term of its engagement, Compensia has also conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately develops recommendations and metrics that are presented to the Compensation Committee for its consideration. The Company does not have any relationship or arrangement with Compensia other than engaging Compensia as a compensation consultant.

In preparation for the 2008 fiscal year, Compensia prepared a report in November 2007 at the direction of the Compensation Committee, which analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of diagnostic, pharmaceutical and biotechnology companies of similar size. Compensation information contained in the report was derived from publicly available information as well as survey data contained in the Radford 2007 Global Life Sciences Industry Survey (the “Radford Survey”), which provides total compensation and compensation practice data for approximately 650 multinational life sciences companies. Compensia developed a focused set of peer group companies from the broader data presented in the Radford Survey, generally on the basis of industry, market capitalization, revenues and certain other factors. The peer group of companies identified in the November 2007 Compensia report consisted of the following companies:

Affymetrix	Immucor	OSI Pharmaceuticals
Alkermes	Inverness Medical Innovations	PDL BioPharma
Amylin Pharmaceuticals	Invitrogen	Quidel
Cytyc Corporation	Martek Biosciences	TECHNE Corporation
IDEXX Labs	Meridian Bioscience	United Therapeutics
Illumina	MGI Pharma	Ventana Medical Systems
ImClone Systems	Millennium Pharmaceuticals

The following five companies were eliminated from the Company’s previously reported peer group: KOS Pharmaceuticals; Medicis; Neurocrine Biosciences; Sepracor and Vertex. The following 10 companies were added to the Company’s previously reported peer group: Alkermes; Illumina; Immucor; Invitrogen; Meridian Bioscience; MGI Pharma; OSI Pharmaceuticals; PDL BioPharma; Quidel; and Ventana Medical Systems. In general, companies were eliminated from the peer group as a result of a change in comparative circumstances relative to the Company (e.g., reduced revenues, market capitalization, etc.) or sufficient comparative data no longer being available due to acquisitions or other reasons. In general, companies were added to the peer group based on the comparative circumstances relative to the Company (e.g., revenues, market capitalization, etc.). In addition, the Compensation Committee increased the size of the Company’s previously reported peer group to include four additional companies to ensure a broader set of specific comparative data was available to the Compensation Committee when making executive compensation determinations.

Based on data presented to the Compensation Committee by Compensia over the years and the analysis described above, the Compensation Committee has targeted base salary and annual cash incentive compensation for NEOs around the 60th percentile of this peer group of companies and targeted equity incentive compensation for NEOs around the 75th percentile of this peer group. In determining the level of compensation provided to its executive officers, the Compensation Committee also evaluates the financial performance of peer group companies, in addition to evaluating the Company’s independent performance, to gauge the Company’s comparative performance within its peer group. In addition, the Compensation Committee considers the Company’s geographic location in San Diego, where there is significant competition for employees in the diagnostic, pharmaceutical and biotechnology industries. The Compensation Committee may also consider or reference data presented in the Radford Survey if, for example, limited data is available for comparison of an NEO to similarly situated executive officers of the peer group or if certain peer group data appears to deviate from broader-based market or industry trends. The Compensation Committee also evaluates individual NEO performance on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation structures will enable it to remain competitive in its markets and reward individual NEO performance.

While the Compensation Committee generally targets cash compensation and equity awards in the percentiles stated above, the Compensation Committee recognizes the Company’s desire to keep the best talent among the Company’s executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is determined around this structure, driven by the performance of the executive and historical compensation arrangements over time, as well as the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.

For 2008, NEOs other than our CEO received base salary and annual cash incentive compensation between approximately the 45th and 60th percentile, and equity incentive awards between approximately the 60th and 70th percentile, in each case as compared to similarly situated executive officers of the Company’s designated peer group. Our CEO received base salary and cash incentive compensation, as well as equity incentive awards, between approximately the 55th and 60th percentile of the Company’s peer group. The foregoing comparisons are based on the most current peer group data available to the Company as presented to the Compensation Committee by Compensia. Please see the “Summary Compensation Table” and “Employment Agreements with Named Executive Officers” below for additional information regarding the amounts payable to our NEOs for fiscal 2008.

Base Salary

Each executive officer’s base salary is determined by the Compensation Committee during the first quarter of the fiscal year. Our CEO has a minimum base salary of $645,000 that was established by the terms of his employment agreement, which is described below under “Employment Agreements with Named Executive Officers.” The Company’s other executive officers do not have minimum salary levels established by contract.

The base salary component of the Company’s compensation program is designed to provide its executive officers with total cash compensation that is around the 60th percentile among peer group companies and that is competitive in the San Diego market. In establishing this target amount, the Compensation Committee has relied on peer group data included in Compensia’s regular written reports. The Company pays a base salary at the levels established by the Compensation Committee to satisfy the “competitive base” compensation priority within the Company’s compensation philosophy. In addition, each year the Compensation Committee determines base salary increases for the NEOs based upon the Compensation Committee’s continuing review of peer group compensation, as well as its subjective evaluation of the performance of the executive officers as assessed by the Compensation Committee and the CEO, as well as the officer’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to the NEOs.

The Compensation Committee awarded base salary increases of approximately 5% to all NEOs other than Mr. Hull for fiscal 2008. On February 8, 2008, the Board of Directors appointed Mr. Hull as President and Chief Operating Officer of the Company, effective March 1, 2008. In connection with Mr. Hull’s promotion, the Compensation Committee approved an annual base salary for Mr. Hull of $490,875, effective March 1, 2008. In February 2009, the Compensation Committee awarded each of the Company’s NEOs a base salary merit increase of 5% of 2008 annual base salary, other than the Company’s Senior Vice President and General Counsel who received a 4% base salary merit increase, in each case effective January 1, 2009.

Annual Cash Bonus Awards

2008 Named Executive Officer Annual Cash Bonus Awards

Annual cash bonuses for executive officers are determined under the terms of the Company’s annual bonus plans. As detailed below, cash bonuses are not guaranteed and are not paid if the Company fails to achieve adequate growth in comparison to its financial performance targets, which for 2008 were based on total revenues and fully diluted EPS. Bonus awards under each of our bonus plans vary upon our financial performance in these areas. In addition, bonus awards for NEOs (other than our CEO and President and Chief Operating Officer) are based on an assessment of individual performance, as well as achievement of the Company’s financial performance goals. The Company’s annual cash bonus plans are designed to reward NEOs for their contribution to the Company’s achievement of its financial goals and reflect the executive’s overall job performance.

Fiscal 2008 bonus awards for the Company’s CEO and President and Chief Operating Officer were made under the Gen-Probe Incorporated 2007 Executive Bonus Plan (the “Executive Plan”). Under the Executive Plan, the 2008 target bonus amounts for our CEO and President and Chief Operating Officer were 75% and 60%, respectively, of annual base salary. Fiscal 2008 bonus awards for all other NEOs were made under the 2008 Gen-Probe Employee Bonus Plan (the “2008 Plan,” and together with the Executive Plan, the “Bonus Plans”). Under the 2008 Plan, the target bonus amount for each participating NEO was 25% of annual base salary, which, when taken together with 2008 base salary compensation, was designed to approximate around the 60th percentile of the Company’s peer group for base salary and annual cash incentive compensation of similarly situated executive officers of the Company’s peer group.

In addition to the target bonus amounts describe above, two factors, the Company Performance Factor (“CPF”) and the Individual and Team Performance Factor (“ITPF”), were used to determine bonuses payable under the Bonus Plans for fiscal 2008. Bonus awards paid to our CEO and President and Chief Operating Officer under the Executive Plan were determined solely by the CPF, which is based on the achievement of the Company’s annual financial performance targets described below. Bonus awards under the 2008 Plan were determined using the CPF and an ITPF assigned to each participating NEO, which is based on the assessment of that NEO’s individual performance. Fiscal 2008 bonuses were calculated under the Bonus Plans in accordance with the formulas set forth below (the “Bonus Formulas”):

Executive Plan	2008 Plan

Bonus = (Base Pay x% Target x CPF)	Bonus = X + Y X = (Base Pay x% Target x CPF x 50%) Y = (Base Pay x% Target x CPF x ITPF x 50%)

In the first quarter of 2008, the Compensation Committee established fiscal 2008 financial performance goals of between 8% and 9% EPS growth and between 12% and 13% total revenue growth, in each case as compared to fiscal 2007 financial performance. EPS and total revenue growth values were then plotted on a bonus matrix approved by the Compensation Committee, which awarded CPF values of between 0% and 150% based on the achievement of our financial performance goals. The bonus matrix weighted EPS growth at 40% and total revenue growth at 60% in establishing CPF values. The precise achievement of each performance goal would yield a CPF value of 100%. Under the bonus matrix, total revenue and EPS growth of greater than 16% and greater than 15%, respectively, would have yielded a 150% CPF value, while less than 9% total revenue growth and less than 7% EPS growth would have yielded a 0% CPF value. For fiscal 2008, the Company had total revenue of $472.7 million and fully diluted EPS of $1.95, representing an increase of approximately 17% and 23%, respectively, over fiscal 2007 financial performance. As a result, a CPF value of 150% was awarded under the Bonus Plans in accordance with the predetermined bonus matrix for fiscal 2008 financial performance.

Also in the first quarter of 2008, each NEO participating in the 2008 Plan, with the review, input and approval of our CEO, established between six to ten individual performance goals that formed the basis upon which their respective ITPF value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., a numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that officer’s overall ITPF value, with all goals totaling 100%. In 2008, no individual performance goal accounted for greater than 25% of any NEO’s total ITPF value. Set forth below are general descriptions of certain primary individual goals for each 2008 Plan NEO participant:

Named Executive Officer	Goal Description

Herm Rosenman Senior Vice President, Finance and Chief Financial Officer	•	Achieve budgeted total revenue and net income in accordance with 2008 operating plan
	•	Successfully drive the company-wide continuous improvement process

Daniel L. Kacian, Ph.D., M.D. Executive Vice President and Chief Scientist	•	Seek, identify and support acquisition of new technologies and business opportunities
	•	Drive competitive advantages through innovation

R. William Bowen Senior Vice President and General Counsel	•	Management of legal matters within 2008 budget
	•	Support negotiation and documentation of significant transactions

As part of the Company’s annual employee performance appraisal process, in February 2009 our CEO provided to the Compensation Committee his assessment of the individual performance of each NEO set forth above against their respective 2008 ITPF goals. Each NEO was eligible to receive an ITPF value of between 0% and 150% under the 2008 Plan. After performing an assessment of fiscal 2008 individual NEO performance and taking into consideration the recommendations of our CEO, the Compensation Committee awarded NEOs participating in the 2008 Plan with ITPF values of between 100% and 110%. Actual bonus awards paid to our NEOs in the first quarter of 2009 for fiscal 2008 performance in accordance with the Bonus Formulas are set forth below in the “Summary Compensation Table.”

2009 Named Executive Officer Annual Cash Bonus Awards

In February 2009, the Compensation Committee determined that our CEO, President and Chief Operating Officer, and Executive Vice President and Chief Scientist (collectively, the “Covered Employees”) would participate in the Executive Plan for the 2009 calendar year. The 2009 target bonus for the Company’s CEO is an amount equal to 75% of his annual base salary as of December 31, 2009, the 2009 target bonus for the Company’s President and Chief Operating Officer is an amount equal to 60% of his annual base salary as of December 31, 2009, and the 2009 target bonus for the Company’s Executive Vice President and Chief Scientist is an amount equal to 40% of his annual base salary as of December 31, 2009 (such target bonus amount, as applicable to each such executive officer, the “Target Bonus Amount”).

In February 2009, the Compensation Committee also established four performance goals (collectively, the “2009 Performance Goals”) for each Covered Employee for the 2009 calendar year performance period, which consist of: (1) the attainment of an adjusted earnings per share target (the “EPS Target”); (2) the attainment of an adjusted revenue target (the “Revenue Target,” and together with the EPS Target, the “Financial Performance Targets”); (3) the accelerated development of the Company’s development-stage PANTHER instrument (the “Instrumentation Target”); and (4) the strategic acquisition of new companies, products and technologies (the “Acquisition Target,” and together with the Instrumentation Target, the “Operational Performance Targets”).

Each Covered Employee will be eligible to receive a bonus for the 2009 performance period equal to (a) the Covered Employee’s Target Bonus Amount, multiplied by (b) the 2009 Company Performance Factor (the “2009 CPF”), which will be a specified percentage that is applied to each Covered Employee’s target bonus and is based on the achievement of the 2009 Performance Goals. Each of the 2009 Performance Goals will represent a specific portion of the overall 2009 CPF value. A 2009 CPF value of between 80% and 150% may be awarded for each 2009 Performance Goal if at least a specified threshold performance level for that goal is achieved. The precise achievement of a 2009 Performance Goal will result in a 2009 CPF value of 100% for that goal. Any achievement of less than the specified threshold performance level for any particular 2009 Performance Goal will result in a 0% 2009 CPF value for that goal. That portion of the bonus (if any) payable to each Covered Employee in respect of the Operational Performance Targets will not be paid pursuant to the Executive Plan and will not constitute qualified performance-based compensation for purposes of Section 162(m), but will be payable outside of the Executive Plan subject to the same terms and conditions as are set forth in the Executive Plan.

In February 2009, the Compensation Committee also adopted the 2009 Gen-Probe Employee Bonus Plan (the “2009 Bonus Plan”). The 2009 Bonus Plan provides for the payment to NEOs other than the Covered Employees of cash incentive compensation for fiscal 2009 performance. The 2009 Bonus Plan was adopted by the Compensation Committee as part of its regular review of the Company’s annual bonus programs. For each of our eligible NEOs, the target bonus amount under the 2009 Bonus Plan is 35% of annual base salary as of December 31, 2009.

Bonuses for our eligible NEOs will be calculated under the 2009 Bonus Plan based on the following two factors:

•	2009 CPF. The 2009 CPF value under the 2009 Bonus Plan for each eligible NEO will be the same overall 2009 CPF value awarded to Covered Employees under the Executive Plan and calculated as described above. The 2009 CPF value will be applied to a portion of each eligible NEOs target bonus.

•	2009 Individual and Team Performance Factor (the “2009 ITPF”). The 2009 ITPF will be a percentage between 0% and 150% that is applied to a portion of each participant’s target bonus. Each participant will be assigned a 2009 ITPF percentage based on the assessment of his or her overall performance during 2009, including performance on functional teams at the Company.

Based on this bonus calculation, each NEO other than the Covered Employees may receive between 0% and 150% of his target bonus amount for the 2009 calendar year performance period.

Equity Awards

Overview.  Each executive officer is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the ultimate level of compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth. The Company believes that this is especially true in the case of executive officers.

The Compensation Committee generally does not consider the number of options and/or restricted stock awards held by NEOs when making grants as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the Compensation Committee believes that competitors who may try to hire the Company’s NEOs would not give full credit for existing equity ownership in the Company, and, to remain competitive, similarly do not credit old awards when approving new grants.

Allocation of equity awards between options and restricted stock is generally based on an analysis of market practice among peer group companies, existing compensation guidelines established by the Compensation Committee, availability of equity awards under the Company’s equity compensation plans and individual NEO performance. Guidelines for the number of stock options and restricted stock awards granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon the executive officer’s rank, performance and the value of the award at the time of grant. In addition, the Compensation Committee may consider peer group data presented in Compensia’s reports in making such awards, as well as other factors. As a result, additional grants other than our customary annual award may be made following a significant change in job responsibility or in recognition of a significant achievement.

In May 2008, based on data presented and recommendations made by Compensia to the Compensation Committee, the Compensation Committee determined that future broad-based equity incentive grants would generally be limited to certain personnel ranks, option grants would be reduced by 25% from historical levels for all employees receiving such grants, and restricted stock grant levels would generally remain unchanged compared to historical levels. The Compensation Committee determined that the foregoing reduction in stock option awards was appropriate in light of the limited number of awards then available for issuance under the terms of the 2003 Plan.

In 2008, all stock options and restricted stock awards made to NEOs, and all Company employees, were made under the terms of the 2003 Plan. Stock options granted under the 2003 Plan have a four-year vesting schedule in order to provide an incentive for continued employment. All stock options granted after May 17, 2006, when stockholders approved an amendment to the 2003 Plan, expire seven years from the date of the grant. This provides a reasonable time frame in which to align the executive officer with any price appreciation of the Company’s shares, while managing overhang more effectively as compared to a more typical ten-year option term, which the Company used prior to the May 2006 amendment. Effective November 16, 2006, the exercise price of options granted under the Company’s stock plans, including the 2003 Plan, is equal to the closing price of the Company’s common stock on the date of grant. Prior to this date, the Company’s stock option plans, including the 2003 Plan, provided that the exercise price of options would be equal to the closing price of the Company’s common stock on the date prior to the date of grant.

All restricted stock awards granted to NEOs in 2008 have a four-year vesting schedule, with 25% of the shares vesting on each anniversary of the grant date, subject to trading window restrictions. The deferred issuance restricted stock awards granted to Mr. Nordhoff vest 25% one year from the date of grant and 1/48 each month thereafter until fully vested and subsequently issued. Under the terms of the 2003 Plan, each share of restricted stock granted subsequent to May 17, 2006 reduces the number of shares reserved for issuance under the plan by two shares.

In the event of a change in control of the Company, each of the Company’s equity incentive plans provides that all outstanding stock options and restricted shares automatically become fully vested, exercisable or payable, as applicable. The Company believes that this provision effectively rewards its employees, substantially all of who receive equity compensation, in the event the Company is acquired and encourages NEOs to seek out and support transactions that are in the best interests of the Company and its stockholders, even though they may personally experience potential employment and other economic risks from the transactions.

Since 2006, the Company has made annual equity award grants to Company employees, including executive officers, in August of each year, which have consisted of stock options and, for certain senior level employees, restricted stock awards. All such equity awards have included time-based vesting provisions only. The Compensation Committee of the Board of Directors currently intends that future grants of equity incentive awards to Company officers, and other senior level Company employees receiving restricted stock awards, will generally be comprised of stock options, representing approximately 75% of the value of the aggregate applicable award, and restricted stock, representing approximately 25% of the value of the aggregate applicable award. The Compensation Committee currently intends that beginning in 2010 restricted stock awards to be granted to senior level employees under the 2003 Plan will predominantly incorporate performance-based vesting provisions in lieu of time-based vesting. Although the specific performance criteria applicable to such awards have not yet been established, they are expected to encompass both quantitative and/or qualitative measures, such as revenue and fully diluted EPS growth and/or product development progress, in each case designed to be objectively measurable and to drive long-term Company performance. If, as currently intended, restricted stock awards to be made to senior level employees in 2010 and thereafter predominantly incorporate performance-based vesting provisions, the Compensation Committee anticipates that annual equity award grants, which have been made in August of each year beginning in 2006, will instead be made in January or February beginning in 2010, in order to align the performance criteria for restricted stock awards with each year’s business objectives. Because the Company intends to make its next two equity grants less than one year apart, the Company expects that the grant of equity awards in January or February 2010 will be pro-rated and smaller than the annual equity grants made in recent years.

The anticipated future grant of predominantly performance-based restricted stock awards to senior level Company employees and the expected allocation of annual equity awards between stock options and performance-based restricted stock awards is based on data presented to the Compensation Committee by Compensia at the request of the Compensation Committee, which included analysis of various long-term equity incentive alternatives and their respective advantages and disadvantages for fostering the Company’s long-term growth, executive retention and performance goal achievement. The Compensation Committee believes this anticipated overall mix of equity awards, as well as the expected future adoption of predominantly performance-based vesting for restricted stock awards granted to senior level employees, further increases the alignment between NEO equity compensation, achievement of the Company’s long-term growth and financial objectives and, ultimately, stockholder returns.

Deferred Compensation Plan

The Company maintains a Deferred Compensation Plan (the “DCP”) that allows certain highly compensated management, including NEOs, key employees and directors of the Company, to defer up to 80% of annual base salary (or director fees) and annual bonus compensation. In 2008, our CEO and Senior Vice President and General Counsel were the only NEOs to participate in the DCP.

Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by a committee appointed by our Board of Directors to administer the DCP. The DCP also allows for discretionary contributions to be made by the Company. Participants may receive distributions upon (i) a pre-set date or schedule that is elected during an appropriate election period, (ii) the occurrence of unforeseeable financial emergencies, (iii) termination of employment (including retirement), (iv) death, (v) disability, or (vi) a change in control of the Company as defined in the DCP. Certain participants must wait six months following termination of employment to receive distributions. Amounts deferred under the DCP after 2004 are subject to Section 409A of the Code, and the DCP was amended in 2008 to satisfy the documentary compliance requirements of Section 409A.

The Company may terminate the DCP at any time with respect to participants providing services to the Company. Upon termination of the DCP, participants will be paid out in accordance with their prior distribution elections and otherwise in accordance with the DCP. Upon and for twelve months following a change in control, the Company has the right to terminate the DCP and, notwithstanding any elections made by participants, to pay out all benefits in a lump sum, subject to the provisions of the Code.

Post-Termination Benefits

Post-termination benefits for executive officers are established pursuant to the terms of their individual employment agreements. As further described under “Potential Payments Upon Termination or Change-in-Control,” each NEO is entitled to certain cash consideration and other benefits in the event the NEO is terminated other than for “cause,” if the NEO terminates employment for “good reason” or if the NEO is terminated in connection with a change in control, in each case with such payments and benefits conditioned upon the execution by the NEO of a general release of all claims. As described above under the heading “Equity Awards,” the Company’s equity incentive plans provide for full acceleration of vesting of awards held by all persons (including NEOs) upon a change in control of the Company. The employment agreements with each NEO that provide for the additional severance benefits for terminations related to a change in control each reflect a “double trigger” change in control policy. The single trigger acceleration of vesting under the Company’s equity incentive plans provides an incentive for all employees, including NEOs, to support transactions which are in the best interests of the stockholders, and the Compensation Committee believes that the policy of providing enhanced severance upon a “double trigger” best aligns the interests of stockholders and management since it keeps the decision of paying severance costs with the acquiring company, not with current management. As a result, in the event an acquiring company desires to employ some or all of management following an acquisition, the consideration that otherwise would be allocated solely to management under a “single trigger” policy (other than the acceleration of vesting of equity awards) can instead be shared by all stockholders.

The Compensation Committee intends that this “double trigger” severance change in control policy provides fair and equitable compensation in the event of a termination in connection with a change in control. By providing for reasonable severance in the event of an employment termination upon a change in control, the Compensation Committee intends to provide each NEO with compensation that is sufficient to mitigate the risk of employment loss and encourage him to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its stockholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction.

The various levels of post-termination benefits for each NEO were determined by the Compensation Committee to be appropriate for the individual based on such person’s duties and responsibilities with the Company and were the result of arms-length negotiations. The Company also determined the different levels to be appropriate and reasonable when generally compared to post-termination benefits provided by the Company’s peers to executives with the same title and similar levels of responsibility. The Company also believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.

Other Benefits

The Company provides its executive officers with the following benefits that are also available to all of its full-time employees:

Employee Stock Purchase Plan.  The Company maintains a tax-qualified ESPP that allows all participants to acquire Company common stock at a discount price. This plan has a six-month look-back and allows participants to buy Company stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 15% of his or her base salary or a maximum of $21,250 annually. The Company offers the ESPP to allow employees to profit when the value of Company stock increases over time. Because of the tax advantages associated with holding stock purchased through the ESPP, the Company also believes the ESPP aligns participants’ interests with stockholders. All of our NEOs other than Mr. Hull purchased shares under the ESPP in 2008.

401(k) Plan.  The Company offers to all full-time employees the opportunity to participate in a 401(k) Plan. The 401(k) Plan permits eligible employees of the Company to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In order to incentivize prudent retirement savings and supplement retirement income, the Company matches up to 50% of the first 6% of an employee’s contributions, subject to a four-year vesting schedule. All of our NEOs participated in the 401(k) Plan in 2008 and received matching contributions in the amount of $6,900 from the Company.

Health and Welfare Benefits.  The Company’s healthcare, life and disability insurance, and other welfare and employee-benefit programs are the same for all eligible full-time employees, including executive officers. Because of the importance placed by the Company on the health and welfare of its employees, the Company paid 100% of the premiums associated with these programs on behalf of all of its full-time employees in 2008. The Company also subsidizes all but a nominal amount of the healthcare premiums for all employees with eligible dependents.

In addition to the foregoing, the Company provides the following benefits to Mr. Nordhoff pursuant to his employment agreement: a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries upon his death; a long term disability insurance policy providing for payment at a rate of not less than $200,000 per annum; and accidental death and disability insurance for a benefit of $400,000 (airplane) and $200,000 (automobile or walking) should Mr. Nordhoff suffer accidental death or disability during the term of his employment agreement. Please see “Employment Agreements with Named Executive Officers” below for additional information regarding the benefits provided to Mr. Nordhoff pursuant to his employment agreement.

Policies with Respect to Equity Compensation Awards and Equity Ownership

The Compensation Committee evaluates the allocation of equity awards among stock option grants, restricted stock grants and the various other incentives available under the Company’s equity incentive plans by reference to the peer group discussed above. Since November 16, 2006, the Company grants all equity incentive awards based on the fair market value as of the date of grant. Prior to this date, the Company used the fair market value as of the close of business on the date prior to the date of grant, as required under the then-applicable terms of its option plans. The Company does not have a policy of granting equity-based awards at other than the fair market value on the date of grant. The exercise price for stock option grants and similar awards is determined by looking at the fair market value of the last quoted price per share on the Nasdaq Global Select Market on the date of grant.

In 2006, the Company introduced a stock ownership policy for executive officers. Under the policy, executive officers are expected, within five years of the later of September 28, 2006 or an executive’s appointment, to acquire and hold Company stock (including restricted shares) equal in value to at least three times base salary in the case of our CEO, two times base salary in the case of our president and executive and senior vice presidents, and one times base salary in the case of vice presidents. The Company believes that this ownership policy further aligns executive and stockholder interests and thereby promotes the objective of increasing stockholder value.

On August 1, 2008, the Compensation Committee determined the size of the actual equity awards to be granted to NEOs and determined that the grant date for all annual equity awards to eligible employees, including the NEOs, would be August 15, 2008, in accordance with the Company’s Equity Award Policy, adopted in May 2007. The Company does not have any formal clawback policies relating to equity awards. The Compensation Committee intends to evaluate the prudence of adopting such policies in the future.

Tax Considerations

Section 162(m) of the Code limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of Directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that the award is consistent with its philosophy and is in our and our stockholders’ best interests, such as time vested grants of restricted stock or grants of incentive stock options.

Our Executive Plan has been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2006, 2007 and 2008, compensation awarded to or paid to, or earned by, our NEOs, consisting of the Company’s CEO, Chief Financial Officer, and our three other most highly compensated executive officers in fiscal 2008.

Summary Compensation Table

			Restricted		Non-Equity	All
			Stock	Option	Incentive Plan	Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Positions	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Henry L. Nordhoff	2008	710,000	987,948	1,506,326	798,750	49,102	4,052,126
Chairman and Chief Executive Officer	2007	677,389	905,035	1,428,261	668,250	46,844	3,725,779
	2006	645,000	739,503	1,883,693	470,000	64,450	3,802,646

Herm Rosenman	2008	343,938	305,433	286,660	128,977	9,130	1,074,138
Senior Vice President, Finance and	2007	330,308	204,980	277,863	109,134	21,117	943,402
Chief Financial Officer	2006	315,000	106,721	380,093	83,000	7,890	892,704

Carl W. Hull	2008	482,293	251,829	589,160	441,788	7,590	1,772,660
President and Chief Operating Officer	2007	375,961	130,469	309,179	280,500	301,911	1,398,020
	2006	—	—	—	—	—	—

Daniel L. Kacian, Ph.D., M.D.	2008	404,019	454,268	409,244	159,082	8,880	1,435,493
Executive Vice President and	2007	384,169	317,474	437,904	146,024	8,730	1,294,301
Chief Scientist	2006	363,000	161,701	617,292	110,000	8,580	1,260,573

R. William Bowen	2008	349,461	326,841	362,969	131,048	8,190	1,178,509
Senior Vice President,	2007	335,486	217,477	356,312	110,887	7,440	1,027,602
General Counsel and Secretary	2006	317,000	109,032	450,584	87,000	7,515	971,131

(1)	The amounts included in the “Restricted Stock Awards” column represent the compensation cost that was recognized by the Company in fiscal years 2006, 2007 and 2008 related to awards of restricted stock granted during such years and previous fiscal years determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.” The valuation assumptions used in determining such amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the “Grants of Plan-Based Awards in Fiscal 2008” table below for more information regarding awards of restricted stock during fiscal 2008.

(2)	The amounts included in the “Option Awards” column represent the compensation cost that was recognized by the Company in fiscal years 2006, 2007 and 2008 related to grants of stock options during such years and previous fiscal years determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining these amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the “Grants of Plan-Based Awards in Fiscal 2008” table below for more information regarding stock option grants during fiscal 2008.

(3)	“Non-Equity Incentive Plan Compensation” is comprised entirely of cash bonuses awarded under our bonus plans with respect to performance during the 2006, 2007 and 2008 fiscal years. Please see “Annual Cash Bonus Awards” above for additional information regarding our bonus plans in effect for fiscal 2008. Amounts earned in 2006 were paid during fiscal year 2007, amounts earned in 2007 were paid during fiscal year 2008 and amounts earned in 2008 were paid during fiscal year 2009. All individual and financial performance goals used in calculating amounts earned under the Bonus Plans were pre-determined. In addition, to the extent possible, individual performance goals were generally structured to include an objectively measurable component. All amounts paid were at the determination of the Compensation Committee.

(4)	Amounts included in the “All Other Compensation” column are as follows:

			Life			Tax
		Matching	Insurance	Relocation	Travel	Gross-Up
		401(k)	Benefits	Benefits	Expenses	Payments	Miscellaneous		Total
Named Executive Officer	Year	($)	($)	($)	($)(1)	($)(2)	($)		($)

Henry L. Nordhoff	2008	6,900	16,470	—	14,023	11,359	350		49,102
	2007	6,750	16,470	—	13,496	10,128	—		46,844
	2006	6,600	18,450	—	19,938	17,004	2,458		64,450

Herm Rosenman	2008	6,900	1,980	—	—	—	250		9,130
	2007	6,750	1,980	—	—	—	12,387	(3)	21,117
	2006	6,600	1,290	—	—	—	—		7,890

Carl W. Hull	2008	6,900	690	—	—	—	—		7,590
	2007	—	610	174,006	—	127,295	—		301,911
	2006	—	—	—	—	—	—		—

Daniel L. Kacian, Ph.D., M.D.	2008	6,900	1,980	—	—	—	—		8,880
	2007	6,750	1,980	—	—	—	—		8,730
	2006	6,600	1,980	—	—	—	—		8,580

R. William Bowen	2008	6,900	1,290	—	—	—	—		8,190
	2007	6,750	690	—	—	—	—		7,440
	2006	6,300	690	—	—	—	525		7,515

(1)	Includes travel expenses for Mr. Nordhoff and his wife incurred solely in connection with attendance at the Company’s “CEO Club,” an annual resort trip for the Company’s top sales manager, sales representatives, field technical specialists, and their spouses.

(2)	Includes tax gross-up payments for (a) Mr. Nordhoff’s travel expenses and (b) Mr. Hull’s relocation benefits.

(3)	In 2007, the Company identified an administrative error that resulted in Mr. Rosenman not participating in the Company’s ESPP during the 2005 and 2006 fiscal years, despite his election to do so. Included within Mr. Rosenman’s “Miscellaneous” column for 2007 is a payment by the Company to Mr. Rosenman in the amount of $11,787, which reflected the amount necessary to permit Mr. Rosenman’s open market purchase of the shares that would have been purchased on his behalf through the ESPP but for the administrative error. In May 2007, the Compensation Committee approved this payment to Mr. Rosenman, subject to applicable withholding.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to our NEOs:

Grants of Plan-Based Awards in Fiscal 2008

						All Other
						Stock	All Other
						Awards:	Option		Closing	Grant
						Number	Awards:	Exercise	Market	Date Fair
		Board or	Estimated Future Payouts Under			of	Number of	or Base	Price	Value of
		Comp.	Non-Equity Incentive Plan			Shares	Securities	Price of	on the	Stock and
		Committee	Awards(1)			of Stock	Underlying	Option	Grant	Option
	Grant	Approval	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Date	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($/Sh)	($)(4)

Henry L. Nordhoff			—	532,500	798,750
	8/15/08	8/1/08				20,000			60.15	1,203,000
	8/15/08	8/1/08					75,000	60.15	60.15	1,419,735
Herm Rosenman			—	85,985	161,221
	8/15/08	8/1/08				6,667			60.15	401,020
	8/15/08	8/1/08					15,000	60.15	60.15	283,947
Carl W. Hull			—	294,525	441,788
	8/15/08	8/1/08				10,000			60.15	601,500
	8/15/08	8/1/08					37,500	60.15	60.15	709,868
Daniel L. Kacian, Ph.D., M.D.			—	101,005	189,384
	8/15/08	8/1/08				8,333			60.15	501,230
	8/15/08	8/1/08					18,750	60.15	60.15	354,934
R. William Bowen			—	87,365	163,810
	8/15/08	8/1/08				6,667			60.15	401,020
	8/15/08	8/1/08					15,000	60.15	60.15	283,947

(1)	These numbers represent the target and maximum cash bonus amounts that could have been earned for fiscal 2008 pursuant to the Bonus Plans. Actual amounts awarded for 2008 are included in the “Summary Compensation Table” above. For fiscal 2008, for all individuals above other than Mr. Nordhoff and Mr. Hull, cash bonuses were paid pursuant to the 2008 Plan based upon the attainment of the Company’s financial performance goals and each NEOs individual performance goals. For Mr. Nordhoff and Mr. Hull, a cash bonus was paid for 2008 pursuant to the Executive Plan based solely upon the attainment of the Company’s financial performance goals. See “Annual Cash Bonus Awards” above for additional information regarding the amounts reported.

(2)	Restricted stock awards were granted pursuant to the 2003 Plan. The awards granted to all NEOs other than Mr. Nordhoff have a four-year vesting schedule with 25% of the shares subject to each award vesting on each anniversary of the date of grant, subject to trading window restrictions. The deferred issuance restricted stock awards granted to Mr. Nordhoff vest 25% one year from the date of grant and 1/48 each month thereafter until fully vested and subsequently issued.

(3)	Option grants were made pursuant to the 2003 Plan. The options vest and become exercisable on a four-year vesting schedule. Options vest 25% one year from the date of grant and 1/48 each month thereafter until fully vested.

(4)	The amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column reflect the full grant date fair value of the awards determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for our NEOs.

	Option Awards(1)						Stock Awards(2)
										Equity
										Incentive
										Plan Awards:
									Equity	Market or
				Equity Incentive				Market	Incentive	Payout Value
				Plan Awards:				Value of	Plan Awards:	of Unearned
		Number of	Number of	Number of			Number of	Shares or	Number of	Shares,
		Securities	Securities	Securities			Shares or	Units of	Unearned	Units or
		Underlying	Underlying	Underlying	Option		Units of	Stock That	Shares, Units or	Other Rights
	Award	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Other Rights	That Have
	Grant	Options (#)	Options (#)	Unearned	Price	Expiration	Have Not	Vested	That Have	Not Vested
Name	Date	Exercisable	Unexercisable	Options (#)	($)(3)	Date	Vested (#)	($)(4)	Not Vested (#)	($)(5)

Henry L. Nordhoff	06/01/02	276,918	—		12.29	06/01/12
	08/15/03	100,000	—		29.53	08/15/13
	06/01/04	100,000	—		41.94	06/01/14
	05/20/05	89,583	10,417		43.55	05/20/15
	10/17/05	15,041	3,959		42.50	10/17/15
	05/18/06	64,583	35,417		52.69	05/18/13
	08/15/07	33,333	66,667		60.82	08/15/14
	08/15/08	—	75,000		60.15	08/15/15
	05/20/05						2,084	89,279	17,916	767,521
	05/18/06						7,084	303,479	12,916	553,321
	08/15/07						13,334	571,229	6,666	285,571
	08/15/08						20,000	856,800	—	—

Total		679,458	191,460				42,502	1,820,787	37,498	1,606,413

Herm Rosenman	08/15/03	50,288	—		29.53	08/15/13
	09/13/04	25,000	—		36.59	09/13/14
	10/17/05	15,833	4,167		42.50	10/17/15
	08/15/06	11,666	8,334		49.29	08/15/13
	08/15/07	6,666	13,334		60.82	08/15/14
	08/15/08	—	15,000		60.15	08/15/15
	10/17/05						1,750	74,970
	08/15/06						3,500	149,940
	08/15/07						5,250	224,910
	08/15/08						6,667	285,614

Total		109,453	40,835				17,167	735,434	—	—

Carl W. Hull	03/01/07	32,812	42,188		47.42	03/01/14
	08/15/07	11,666	23,334		60.82	08/15/14
	08/15/08	—	37,500		60.15	08/15/15
	03/01/07						7,500	321,300
	08/15/07						3,750	160,650
	08/15/08						10,000	428,400

Total		44,478	103,022				21,250	910,350	—	—

Daniel L. Kacian, Ph.D., M.D.	08/17/00	36,749	—		13.66	08/17/10
	09/01/01	9,544	—		12.29	09/01/11
	06/01/02	14,707	—		12.29	06/01/12
	08/15/03	70,000	—		29.53	08/15/13
	09/13/04	50,000	—		36.59	09/13/14
	10/17/05	23,750	6,250		42.50	10/17/15
	08/15/06	18,666	13,334		49.29	08/15/13
	08/15/07	8,333	16,667		60.82	08/15/14
	08/15/08	—	18,750		60.15	08/15/15
	10/17/05						2,500	107,100
	08/15/06						6,000	257,040
	08/15/07						7,500	321,300
	08/15/08						8,333	356,986

Total		231,749	55,001				24,333	1,042,426	—	—

R. William Bowen	09/13/04	521	—		36.59	09/13/14
	10/17/05	18,056	5,209		42.50	10/17/15
	08/15/06	17,500	12,500		49.29	08/15/13
	08/15/07	7,666	15,334		60.82	08/15/14
	08/15/08	—	15,000		60.15	08/15/15
	10/17/05						1,750	74,970
	08/15/06						3,750	160,650
	08/15/07						6,000	257,040
	08/15/08						6,667	285,614

Total		43,743	48,043				18,167	778,274	—	—

(1)	Options vest 25% one year from the grant date and 1/48 each month thereafter until fully vested.

(2)	For all NEOs other than Mr. Nordhoff, restricted stock awards vest over four years with 25% of the shares subject to each award vesting on each anniversary of the date of grant, subject to trading window restrictions. For Mr. Nordhoff, deferred issuance restricted stock awards vest over four years with 25% vesting one year from the grant date and the remainder vesting 1/48 each month thereafter until fully vested and subsequently issued.

(3)	Prior to November 16, 2006, the exercise price of option grants was based on the closing market price of the Company’s common stock on the date immediately prior to the grant date, pursuant to the then-applicable provisions of the Company’s equity incentive plans. Effective November 16, 2006, the Company’s equity incentive plans were amended and the exercise price of all option grants is now based on the closing price of the Company’s common stock on the date of grant.

(4)	Based on a closing stock price of $42.84 at fiscal-year end (December 31, 2008).

(5)	Amounts represent the aggregate fair market value of shares of deferred issuance restricted stock awards that have vested, but have not yet been issued, based on a closing stock price of $42.84 at fiscal-year end (December 31, 2008). On August 15, 2003, and as amended in August 2004, Mr. Nordhoff was granted 20,000 shares of restricted stock under the 2003 Plan that vested as follows: 10,000 of the shares vested on August 15, 2005, 5,000 shares vested on August 15, 2006 and 5,000 shares vested on August 15, 2007 (the “2003 RSA”). On June 1, 2004, Mr. Nordhoff was granted 20,000 shares of restricted stock under the 2003 Plan that vested as follows: one-fourth (1/4th) of the shares vested one year after June 1, 2004 and the remainder of the shares vest monthly thereafter over the following three years at a rate of 1/48th of the shares each month (the “2004 RSA”). On September 10, 2004, the Company converted the 2003 RSA and the 2004 RSA into 40,000 shares of deferred issuance restricted stock awards. The 40,000 shares of deferred issuance restricted stock awards are subject to the same vesting terms as the 2003 RSA and the 2004 RSA. In addition, Mr. Nordhoff has received 20,000 shares of deferred issuance restricted stock awards on each of May 20, 2005, May 18, 2006, August 15, 2007 and August 15, 2008, each of which vests as follows: 25% one year from the grant date and 1/48 each month thereafter until fully vested. Subject to vesting in accordance with their terms, the deferred issuance restricted stock awards will be issued to Mr. Nordhoff at the earlier of his election or upon the termination of his employment with the Company and in a manner that complies with Section 409A, which may include, deferring the issuance of such shares for six months after the termination of Mr. Nordhoff’s employment. On August 15, 2007, after all shares underlying the 2003 RSA grant were fully vested, the Company issued to Mr. Nordhoff 20,000 shares of common stock underlying the 2003 RSA grant. Upon complete vesting of the shares underlying the 2004 RSA grant on June 1, 2008, the Company issued to Mr. Nordhoff 20,000 shares of common stock underlying the 2004 RSA grant.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2008, certain information regarding option exercises and stock vested during the last fiscal year with respect to the NEOs.

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(3)

Henry L. Nordhoff	88,032	3,768,568	19,166	1,026,035
Herm Rosenman	17,227	864,902	5,250	293,003
Carl W. Hull	—	—	3,750	194,863
Daniel L. Kacian, Ph.D., M.D.	—	—	8,000	448,710
R. William Bowen	10,000	201,801	5,625	315,604

(1)	The value is the difference between the option exercise price and the market price of the underlying shares multiplied by the number of shares acquired upon exercise of the option.

(2)	The number of shares of restricted stock for which the restrictions lapsed. For Mr. Nordhoff, these shares are comprised of deferred issuance restricted stock awards that have vested, but have not yet been issued, other than 20,000 shares underlying the 2004 RSA grant, which were issued to Mr. Nordhoff on June 1, 2008, after all such shares had fully vested. See footnote 5 to the “Outstanding Equity Awards at Fiscal Year-End” table above for additional information.

(3)	The value reported is the fair market value of the underlying shares on the vesting date multiplied by the number of shares covered by the award, which vested on such date.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than for Mr. Nordhoff pursuant to his employment agreement. Our NEOs and all other employees are eligible to participate in our 401(k) plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $6,900 for fiscal 2008. All of our NEOs participated in our 401(k) plan during fiscal 2008 and received the maximum matching contributions.

Nonqualified Deferred Compensation

The following table shows for the fiscal year ended December 31, 2008, certain information regarding nonqualified deferred compensation benefits for the NEOs. A description of the material terms of the Company’s Deferred Compensation Plan is included in the CD&A portion of this proxy statement.

Nonqualified Deferred Compensation for Fiscal 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings	Withdrawals/	Balance
	in Last FY	Last FY	in Last FY	Distributions	at 12/31/08
Name	($)(1)	($)	($)	($)	($)

Henry L. Nordhoff	282,646	—	(294,343)	—	595,029
Herm Rosenman	—	—	—	—	—
Carl W. Hull	—	—	—	—	—
Daniel L. Kacian, Ph.D. M.D.	—	—	—	—	—
R. William Bowen	20,968	—	(31,195)	—	50,004

(1)	This column includes amounts that were also reported as either “Salary” or “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” above. These amounts have been earned during fiscal year 2008, but payment has been deferred until a future date.

Potential Payments Upon Termination or Change-in-Control

Post-termination benefits for our NEOs are established pursuant to the terms of their individual employment agreements. The following table sets forth the amount of payments to each of our NEOs based on an assumed termination: (i) other than for cause, or a termination by the NEO for good reason, in each case on December 31, 2008, which is not related to a change in control; (ii) a termination without cause or termination for good reason related to a change in control; and (iii) the acceleration of vesting of equity awards which would occur upon a change in control under the terms of our equity plans.

					Daniel L.
					Kacian,
	Henry L.		Herm		Ph.D.,	R. William
Compensation Component	Nordhoff		Rosenman	Carl W. Hull	M.D.	Bowen

Severance not due to a Change in Control(1)
Salary	$1,420,000		$343,938	$490,875	$404,019	$349,461
Bonus	1,597,500		—	—	—	—
Life insurance	32,940		1,980	690	1,980	1,290
Outplacement Services	8,000		8,000	8,000	8,000	8,000
Medical Reimbursement	10,000	(2)	11,316	15,276	5,652	15,276

	$3,068,440		$365,234	$514,841	$419,651	$374,027

Severance due to a Change in Control(1)
Salary	$2,130,000		$515,907	$736,313	$606,029	$524,192
Bonus	1,597,500		163,701	589,050	219,036	166,331
Life insurance	32,940		1,980	690	1,980	1,290
Outplacement Services	8,000		8,000	8,000	8,000	8,000
Medical Reimbursement	10,000	(2)	11,316	15,276	5,652	15,276
Gross-up on excise tax	—		—	—	—	—

	3,778,440		700,904	1,349,329	840,697	715,089

Automatic vesting due to a Change in Control(3)
Stock options	1,346		1,417	—	2,125	1,771
Restricted stock	1,820,786		735,434	910,350	1,042,426	778,274

Total (Severance and accelerated vesting due to a Change in Control)	$5,600,572		$1,437,755	$2,259,679	$1,885,248	$1,495,134

(1)	See discussion below in “Employment Agreements with Named Executive Officers” for a discussion of the severance triggers and benefits to be provided upon a triggering termination, including the form in which payments are made.

(2)	Under the terms of Mr. Nordhoff’s employment agreement, summarized below, since Mr. Nordhoff has reached age 65, he is entitled to receive up to $10,000 per year in medical reimbursement to cover medical and prescription expenses incurred but not covered by Medicare, regardless of the reason for the termination of the employment relationship.

(3)	The value of the acceleration of vesting of unvested stock options is based on the excess of $42.84 per share, the closing price of our common stock on December 31, 2008, over the option exercise price per share. The value of the acceleration of unvested restricted stock is based on $42.84 per share, the closing price of our common stock on December 31, 2008.

Employment Agreements with Named Executive Officers

Employment Agreement with the Company’s Chief Executive Officer

The Company entered into an Amended and Restated Employment Agreement with its Chairman and CEO, Henry L. Nordhoff, on November 18, 2008, which specifies the terms and conditions of his employment that were set through the course of arms-length negotiations with Mr. Nordhoff. The 2008 amendment and restatement to Mr. Nordhoff’s existing employment agreement was adopted to provide for certain changes to comply with Section 409A of the Code. The terms and conditions embodied in Mr. Nordhoff’s agreement reflect the Company’s assessment of what was reasonable and appropriate to ensure Mr. Nordhoff’s continued employment in a competitive marketplace. The agreement states that Mr. Nordhoff’s base salary will be $645,000 for the term of the agreement, which amount can be increased annually by the Compensation Committee. In 2008, Mr. Nordhoff received an annual base salary of $710,000. The agreement also provides that Mr. Nordhoff’s salary may not be decreased during the term of the agreement. The term of the agreement is three years from May 17, 2006. Mr. Nordhoff’s target bonus will be 75% of his base salary, with the actual amount determined by the Compensation Committee. The agreement further provides that Mr. Nordhoff may receive an annual grant of options, restricted stock or other equity awards of the Company, as determined by the Compensation Committee. The Company is required to provide Mr. Nordhoff with a term life insurance policy providing for payment of $1,000,000 to his designated beneficiaries, a long term disability policy providing for payment at a rate of not less than $200,000 per annum and accidental death and disability insurance providing for a benefit of $400,000 (airplane) or $200,000 (automobile or walking) should Mr. Nordhoff suffer accidental death or disability during the term of the agreement. Mr. Nordhoff is also eligible pursuant to the agreement to participate in the Company’s retirement, stock option, insurance and similar plans as in effect from time to time. After Mr. Nordhoff ceases employment with the Company for any reason and reaches age 65 (which he did in 2006), the Company will provide for up to $10,000 per year in medical reimbursement to cover medical and prescription expenses incurred but not covered by Medicare.

Mr. Nordhoff may terminate his employment with the Company at any time. In the event Mr. Nordhoff’s employment is terminated for reasons other than “cause,” or if he terminates his employment for “good reason” (each as defined below), Mr. Nordhoff will receive severance pursuant to the agreement in the form of 24 months salary continuation at his base salary rate in effect at the time of the termination, plus a pro rata portion of his targeted level bonus in the year of the termination and an amount equal to two times his targeted level bonus in the year of termination. If Mr. Nordhoff’s termination is in connection with a change in control (as defined in the agreement), he will receive severance in the form of a lump sum payment, which is generally payable on the later of five days after the change in control or 60 days after the date of his termination of employment (subject to certain adjustments as to timing to comply with Section 409A), in an amount equal to (a) 12 months’ base salary if the termination occurs within six months prior to a change in control, in addition to the 24-month salary continuation benefit described in the preceding sentence, or (b) 36 months’ base salary if the termination occurs within 18 months after a change in control, in lieu of the 24-month salary continuation benefit described in the preceding sentence. In addition, if Mr. Nordhoff’s termination is due to a change in control, Mr. Nordhoff will receive an additional amount equal to three times his targeted level bonus in the year of the termination. A termination is considered in connection with a change in control if the termination occurs within the period six months before or 18 months after a change in control. Upon a termination without cause or for good reason, Mr. Nordhoff will receive the costs of life insurance premiums for 24 months and outplacement services for six months.

The agreement also provides that if it is determined that any payment or distribution of any type to Mr. Nordhoff or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of its assets (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of the agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then Mr. Nordhoff will be entitled to receive an additional “gross up” payment in an amount calculated to ensure that after Mr. Nordhoff pays all taxes (and any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, Mr. Nordhoff retains an amount of the gross-up payment equal to the excise tax imposed upon the total payments made to him. However, if the excise tax could be avoided by reducing the total payments by $10,000 or less, then the total payments would be reduced to the extent necessary to avoid the excise tax and no gross-up payment would be required under the agreement. The reasons for providing this benefit included, but were not limited to, preserving the intended benefit to Mr. Nordhoff of his existing benefits package, avoiding any conflict between Mr. Nordhoff’s personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for Mr. Nordhoff to ensure his continued employment through the completion of any potential transaction.

For purposes of the agreement, “good reason” means any of the following events that are not consented to by Mr. Nordhoff: (i) the removal of Mr. Nordhoff from his position as the CEO of the Company; (ii) a substantial and material diminution in Mr. Nordhoff’s duties and responsibilities; (iii) a reduction of Mr. Nordhoff’s base salary or target bonus percentage; (iv) the location of Mr. Nordhoff’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the agreement; or (vi) a material breach by the Company of its obligations under the agreement after notice in writing from Mr. Nordhoff and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Mr. Nordhoff; (ii) Mr. Nordhoff’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) Mr. Nordhoff’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by Mr. Nordhoff to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by Mr. Nordhoff for good reason) as determined by a majority of the Board after written demand from the Board of Directors for substantial performance is delivered to Mr. Nordhoff, and Mr. Nordhoff fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the death of Mr. Nordhoff; or (vi) Mr. Nordhoff’s becoming disabled such that he is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The Company has provided Mr. Nordhoff with greater compensation and benefits (including post-employment benefits) than that provided to the Company’s other NEOs to reflect his increased level of responsibility, the increased risk faced by Mr. Nordhoff as the Company’s Chairman and CEO and the Company’s performance since Mr. Nordhoff was hired as the Company’s CEO. Mr. Nordhoff’s compensation also differs as a direct result of the Compensation Committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the Company’s peer group. The Compensation Committee believes that Mr. Nordhoff’s competitive compensation package has been critical in motivating and retaining him as a highly valued chief executive officer.

As previously disclosed, Mr. Nordhoff intends to retire as CEO of the Company on May 17, 2009. As described elsewhere in this Proxy Statement, Mr. Nordhoff intends to continue to serve as the Company’s non-executive Chairman of the Board of Directors and has been recommended by the Company’s Nominating and Corporate Governance Committee and Board of Directors for re-election at the Annual Meeting. On March 20, 2009, the Board of Directors appointed Carl W. Hull, the Company’s current President and Chief Operating Officer, as the Company’s CEO, effective May 18, 2009 following Mr. Nordhoff’s retirement as the Company’s CEO.

Employment Agreement with the Company’s President and Chief Operating Officer

Effective March 1, 2008, the Company entered into an amended and restated employment agreement with Carl W. Hull. Mr. Hull’s amended employment agreement reflected the following changes to his prior employment agreement with the Company: his promotion to President and Chief Operating Officer of the Company; an increased annual base salary of $490,875; and an increase to Mr. Hull’s bonus target from 50% of base salary to 60% of base salary. Mr. Hull’s amended employment agreement was subsequently amended in October 2008 to provide for certain changes to comply with the requirements of Section 409A. Pursuant to Mr. Hull’s employment agreement, as amended, if he is terminated for reasons other than “cause,” or if he terminates his employment for “good reason” (each as defined in the agreement), Mr. Hull will receive (a) severance in the form of continued compensation, at his salary rate paid at the time of the termination plus employer-funded costs of life insurance premiums, if any, for a period of 12 months, (b) COBRA benefits for himself and his eligible dependents until the earlier of one year following the termination date or the first date that Mr. Hull is covered under another employer’s health benefit program providing substantially the same or better benefits, and (c) outplacement services for six months.

If Mr. Hull’s termination is due to a “change in control” (as defined in the agreement), he will receive severance in the form of a lump sum payment, which is generally payable on the later of five days after the change in control or 60 days after the date of his termination of employment (subject to certain adjustments as to timing to comply with Section 409A), in an amount equal to (a) six months’ base salary if the termination occurs within six months prior to a change in control, in addition to the 12-month salary continuation benefit described in the preceding paragraph, or (b) 18 months’ base salary if the termination occurs within 18 months after a change in control, in lieu of the 12-month salary continuation benefit described in the preceding paragraph. In addition, if Mr. Hull’s termination is due to a change in control, he will be entitled to an amount equal to two times the greater of his targeted bonus level in the year of the termination or his highest discretionary bonus in the preceding three years. A termination is considered due to a change in control if the termination occurs within the period six months before or 18 months after a change in control.

For purposes of the agreement, “good reason” means any of the following events that are not consented to in writing by Mr. Hull: (i) a substantial and material diminution in his duties and responsibilities; (ii) the removal of Mr. Hull from his positions as President and/or Chief Operating Officer of the Company; (iii) the location of Mr. Hull’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (iv) a reduction of more than ten percent (10%) in Mr. Hull’s base salary, annual target bonus percentage or in Mr. Hull’s benefits received from the Company; (v) the failure of the Company to obtain a satisfactory agreement from any other successor to the Company to assume and agree to perform the agreement; or (vi) a material breach by the Company of its obligations under the agreement after notice in writing from Mr. Hull and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Mr. Hull; (ii) Mr. Hull’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) Mr. Hull’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by Mr. Hull to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by Mr. Hull for good reason) as determined by a majority of the Board of Directors after written demand from the Board for substantial performance is delivered to Mr. Hull, and Mr. Hull fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) Mr. Hull’s death; or (vi) Mr. Hull becoming disabled such that he is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

The Company has provided Mr. Hull with greater compensation and benefits (including post-employment benefits) than that provided to the Company’s other NEOs (other than Mr. Nordhoff) to reflect his increased level of responsibility, especially in light of Mr. Hull’s appointment as the Company’s CEO following Mr. Nordhoff’s retirement as CEO of the Company on May 17, 2009. Mr. Hull’s compensation also differs from other NEOs as a direct result of the Compensation Committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to similarly situated executive officers within the Company’s peer group. The Compensation Committee believes that Mr. Hull’s competitive compensation package is critical in motivating and retaining him as a highly valued executive officer and ensuring an orderly and efficient transition of chief executive officers upon Mr. Nordhoff’s retirement as CEO of the Company in May 2009.

Employment Agreements with Other Named Executive Officers

The Company also has entered into employment agreements with its other NEOs. Pursuant to these agreements, if the NEO is terminated for reasons other than “cause,” or if the NEO terminates his employment for “good reason” (each as defined in the agreement), the NEO will receive (a) severance in the form of continued compensation, at the NEO’s salary rate paid at the time of the termination plus employer-funded costs of life insurance premiums, if any, for a period of 12 months, (b) COBRA benefits for himself and the NEO’s eligible dependents until the earlier of one year following the termination date or the first date that the NEO is covered under another employer’s health benefit program providing substantially the same or better benefits, and (c) outplacement services for six months.

If the NEO’s termination is due to a “change in control” (as defined in the agreement), the NEO will receive severance in the form of a lump sum payment, payable on the later of five days after the change in control or 60 days after the date of the NEO’s termination of employment, in an amount equal to (a) six months’ base salary if the termination occurs within six months prior to a change in control, in addition to the 12-month salary continuation benefit described in the preceding paragraph, or (b) 18 months’ base salary if the termination occurs within 18 months after a change in control, in lieu of the 12-month salary continuation benefit described in the preceding paragraph. In addition, if the NEO’s termination is due to a change in control, the NEO will be entitled to an amount equal to 1.5 times the greater of the NEO’s targeted bonus level in the year of the termination or the NEO’s highest discretionary bonus in the preceding three years. A termination is considered due to a change in control if the termination occurs within the period six months before or 18 months after a change in control.

As used in these agreements, “good reason” means any of the following events that are not consented to by the executive: (i) a substantial and material diminution in the executive’s duties and responsibilities; (ii) the location of the executive’s assignment on behalf of the Company is moved to a location more than 30 miles from its present location; (iii) a reduction of more than 10% in the executive’s base salary; (iv) the failure of the Company to obtain a satisfactory agreement from any other successor to the Company to assume and agree to perform the agreement; or (v) a material breach by the Company of its obligations under the agreement after notice in writing from the executive and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach. In addition, “cause” means any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of the executive; (ii) the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the executive’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the executive to substantially perform his duties under the agreement (other than any failure resulting from disability or from termination by the executive for good reason) as determined by a majority of the Board of Directors after written demand from the Board for substantial performance is delivered to the executive, and the executive fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (vi) the death of the executive; or (vii) the executive becoming disabled such that the executive is not able to perform his usual duties for the Company for a period in excess of six consecutive calendar months.

Director Compensation

The following table shows for the fiscal year ended December 31, 2008, certain information with respect to the compensation of all non-employee directors of the Company.

Director Compensation for Fiscal 2008

	Fees Earned	Restricted
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)(3)	($)		($)

John W. Brown	48,082	11,918	188,352	—		248,352
Raymond V. Dittamore	48,082	11,918	159,197	—		219,197
Armin M. Kessler	66,101	23,898	159,197	10,000	(4)	259,196
John C. Martin, Ph.D.	25,511	36,282	239,063	—		300,856
Phillip M. Schneider	50,109	29,891	159,197	—		239,197
Lucy Shapiro, Ph.D.(5)	18,226	4,521	68,817	—		91,564
Abraham D. Sofaer	40,109	29,891	159,197	—		229,197

(1)	Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, lead independent director fees and meeting fees.

(2)	The amounts included in the “Restricted Stock Awards” column represent director fees that were paid in fiscal 2008 in the form of restricted stock awards in accordance with the Company’s director compensation policy described in greater detail below. Under this policy, a minimum of 20% of each director’s annual retainer is paid in the form of restricted common stock of the Company, if shares are then available for issuance under an equity incentive plan adopted by the Company. In fiscal 2008, each director received the following number of shares of restricted stock in accordance with this policy: Mr. Brown (223); Mr. Dittamore (223); Mr. Kessler (447); Dr. Martin (699); Mr. Schneider (559); Dr. Shapiro (87); and Mr. Sofaer (559). The aggregate number of shares of restricted stock that have been issued to each of our directors as of December 31, 2008 are as follows: Mr. Brown (608); Mr. Dittamore (1,508); Mr. Kessler (3,024); Dr. Martin (699); Mr. Schneider (4,861); Dr. Shapiro (87); and Mr. Sofaer (3,788). The Company did not recognize any compensation cost in fiscal 2008 relating to grants of restricted stock to directors during fiscal year 2008 and previous fiscal years determined in accordance with SFAS No. 123(R). The grant date fair value of each restricted stock award granted to our non-employee directors during fiscal year 2008 determined in accordance with SFAS No. 123(R) is set forth below:

			Grant Date Fair
		Stock Awards	Value of Stock
		Granted	Awards Granted
Director	Grant Date	During 2008 (#)	During 2008 ($)

John W. Brown	01/02/08	47	2,958
	04/01/08	59	2,990
	07/01/08	62	2,994
	10/01/08	55	2,976
Total		223	11,918

Raymond V. Dittamore	01/02/08	47	2,958
	04/01/08	59	2,990
	07/01/08	62	2,994
	10/01/08	55	2,976
Total		223	11,918

Armin M. Kessler	01/02/08	95	5,979
	04/01/08	118	5,980
	07/01/08	124	5,988
	10/01/08	110	5,951
Total		447	23,898

John C. Martin, Ph.D.	01/02/08	53	3,336
	04/01/08	59	2,990
	07/01/08	310	14,970
	10/01/08	277	14,986
Total		699	36,282

Phillip M. Schneider	01/02/08	119	7,490
	04/01/08	147	7,450
	07/01/08	155	7,485
	10/01/08	138	7,466
Total		559	29,891

Lucy Shapiro, Ph.D.	07/01/08	32	1,545
	10/01/08	55	2,976
Total		87	4,521

Abraham D. Sofaer	01/02/08	119	7,490
	04/01/08	147	7,450
	07/01/08	155	7,485
	10/01/08	138	7,466
Total		559	29,891

(3)	The amounts included in the “Option Awards” column represent the compensation cost that was recognized by the Company in fiscal year 2008 related to grants of options during fiscal year 2008 and previous fiscal years determined in accordance with SFAS No. 123(R). The valuation assumptions used in determining such amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. In May 2008, each director, other than Dr. Shapiro who was not yet appointed to the Board of Directors, received an award of options to acquire 7,500 shares with a grant date fair value of $133,691 determined in accordance with SFAS No. 123(R) (7,500 shares multiplied by $17.8254). On June 2, 2008, Dr. Shapiro was granted options to acquire 20,000 shares in connection with her appointment to the Board in May 2008, with a grant date fair value of $355,082 (20,000 shares multiplied by $17.7541) determined in accordance with SFAS No. 123(R). The aggregate number of option awards issued and outstanding as of December 31, 2008 for each director as of such date was as follows: Mr. Brown (47,500); Mr. Dittamore (47,500); Mr. Kessler (57,500); Dr. Martin (27,500); Mr. Schneider (77,500); Dr. Shapiro (20,000); and Mr. Sofaer (77,500).

(4)	Amount represents payments made to Mr. Kessler’s spouse, Ann C. Kessler, Ph.D., for her service as a member of the Company’s Scientific Advisory Board, upon which she has served since 2004. Prior to retiring in 1995, Dr. Kessler served for 25 years with Hoffman-La Roche in a number of management positions, including Director of International Project Management with responsibility for global project development decisions.

(5)	Dr. Shapiro was elected to the Board of Directors effective May 16, 2008.

Annual Retainer.  Each non-employee director of the Company receives an annual retainer of $60,000, payable in quarterly installments. A minimum of 20% of the annual retainer is paid in the form of restricted common stock of the Company (if shares are then available for issuance under an equity incentive plan adopted by the Company), which is fully vested as of the grant date but must be held by the director until the director retires from the Board of Directors. In addition, directors may elect to receive the remainder of their annual retainer in the form of restricted common stock of the Company, subject to share availability. In 2008, non-employee directors received an aggregate of 2,797 shares of restricted common stock in lieu of cash compensation. Shares were granted as restricted stock awards under the 2003 Plan and the number of shares is determined based on the fair market value on the date of grant. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Board Committee Compensation.  During 2008, non-employee directors other than Committee Chairs were not separately compensated for their service on Committees of the Board of Directors. In November 2008, after review of data presented by Compensia to the Compensation Committee of the Board of Directors, the Compensation Committee recommended and the Board of Directors approved the following annual retainers payable to Committee members other than the Chairs of such Committees, effective January 1, 2009: Audit Committee ($12,500); Compensation Committee ($7,500); and Nominating and Corporate Governance Committee ($5,000).

Board Committee Chair and Lead Independent Director Retainers.  In 2008, the Company paid an annual retainer of $20,000 to the Chairman of the Audit Committee and $10,000 to each of the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee. On May 15, 2008, the Board of Directors re-elected Mr. Kessler to serve as the Company’s Lead Independent Director. In 2008, the Company’s Lead Independent Director was paid an annual retainer of $20,000. In fiscal 2008, the total cash compensation paid to non-employee directors for service on the Board of Directors or Committees of the Board was $296,221. An additional $122,500 was paid in January 2009 for director services rendered during the fourth quarter of 2008, of which $77,670 was paid in cash and $44,830 was paid in the form of restricted stock.

In November 2008, after review of data presented by Compensia to the Compensation Committee, the Compensation Committee recommended and the Board of Directors approved an increase to the annual retainers payable to each of the Audit Committee Chair and the Lead Independent Director of $5,000, from $20,000 to $25,000, effective January 1, 2009. In addition, the Board of Directors approved an increase to the annual retainer payable to the Chair of the Compensation Committee of $5,000, from $10,000 to $15,000, effective January 1, 2009.

Equity Compensation.  The Company introduced a stock ownership policy for directors in 2006. Under the policy, directors are expected, within five years of the later of September 28, 2006 or a director’s appointment to the Board of Directors, to acquire and hold Company stock (including restricted shares) equal in value to at least three times the director’s annual retainer. The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value.

Upon joining the Board, non-employee directors have historically received an initial grant of options to purchase 20,000 shares of the Company’s common stock, if options are then available under an equity incentive plan adopted by the Company. The shares vest over three years with one-third of the shares vesting one year after the date of grant and the remainder of the shares vesting monthly thereafter over the following two years of service as a director. The exercise price of the options granted to the non-employee directors is equal to the fair market value of the Company’s common stock on the date of grant. On June 2, 2008, in connection with Dr. Shapiro’s appointment to the Board of Directors effective May 16, 2008, the Board of Directors granted Dr. Shapiro options to purchase 20,000 shares of common stock pursuant to the 2003 Plan at an exercise price of $55.85, the fair market value of the Company’s common stock as of the grant date. One-third of the shares subject to the option vest and become exercisable on June 2, 2009. Thereafter, the remaining shares vest and become exercisable in 24 equal monthly installments.

In May 2008, consistent with its determination that future broad-based employee stock option grants should generally be reduced by 25% from historical levels, the Compensation Committee determined that future annual option grants to non-employee directors should also be similarly reduced compared to historical levels (from options to acquire 10,000 shares to 7,500 shares). As a result, in May 2008, the Company granted options to purchase 7,500 shares of its common stock to each non-employee director of the Company as of such date, as described in footnote 3 to the Director Compensation Table above, for aggregate grants to non-employee directors as of such date of options to purchase 45,000 shares of common stock. All such options were granted under the 2003 Plan at an exercise price per share of $57.75, the fair market value of the Company’s common stock on the date of grant. The shares vest over one year at the rate of one-twelfth of the shares vesting monthly.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In September 2007, our Board of Directors adopted the Gen-Probe Incorporated Related-Person Transactions Policy. Under this written policy, a “Related-Person Transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any Related Person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered Related-Person Transactions under the policy. A “Related-Person” means any of the following:

•	a person who is, or at any time since the beginning of the Company’s last fiscal year, was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	a security holder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities;

•	an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person; and

•	a firm, corporation or other entity in which any of the foregoing persons is an executive officer, partner, principal or similar control position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only with the prior approval of the Audit Committee in accordance with the provisions of the policy. In the event it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Committee members, then the transaction must be approved by the Board of Directors or by an independent Committee of the Board (such body, the “Committee”).

In the event the Company proposes to enter into, or materially amend, a Related-Person Transaction, management of the Company must present the transaction to the Committee for review, consideration and approval or ratification. Such presentation must include:

•	all of the parties to the transaction;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•	all of the material facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, the amount of principal that would be involved;

•	the benefits to the Company of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

The Committee, in approving or rejecting the proposed Related-Person Transaction, must consider all of the facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In making its determination, the Committee may approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED PERSON TRANSACTIONS

The Company has entered into indemnity agreements with its directors and officers that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or proxy statement and annual report, please notify your broker, direct your written request to Gen-Probe Incorporated, Attention: Investor Relations, 10210 Genetic Center Drive, San Diego, California 92121, or contact the Company’s Investor Relations Department at (858) 410-8000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Henry L. Nordhoff
Chairman and Chief Executive Officer

March 31, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Investor Relations, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121.

Appendix A

THE 2003 INCENTIVE AWARD PLAN

OF
GEN-PROBE INCORPORATED

Originally Adopted by the Board of Directors on March 3, 2003
Amendment Adopted by Board of Directors on May 13, 2003
Originally Approved by the Stockholders on May 29, 2003
Amendment and Restatement Adopted by Board of Directors on February 9, 2006
Amendment and Restatement Approved by the Stockholders on May 17, 2006
Second Amendment and Restatement Adopted by Board of Directors on November 16, 2006
Third Amendment and Restatement Adopted by Board of Directors on February 8, 2007
Fourth Amendment and Restatement Adopted by Board of Directors on March 20, 2009

Gen-Probe Incorporated, a Delaware corporation, has adopted The 2003 Incentive Award Plan of Gen-Probe Incorporated (the “Plan”) for the benefit of its eligible Employees, Consultants and Directors.

The purposes of the Plan are as follows:

(1) To provide an additional incentive for Directors, Employees and Consultants (as such terms are defined below) to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

(2) To enable the Company to obtain and retain the services of Directors, Employees and Consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I.

DEFINITIONS

1.1  General.  Whenever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

1.2  Administrator.  “Administrator” shall mean the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Awards granted to Independent Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Awards, the term “Administrator” shall refer to the Committee, except to the extent the Board has assumed the authority for administration of the Plan as provided in Section 11.2.

1.3  Award.  “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

1.4  Award Agreement.  “Award Agreement” shall mean a written agreement executed by an authorized officer of the Company and the Holder, which shall contain such terms and conditions with respect to an Award, as the Administrator shall determine, consistent with the Plan.

1.5  Award Limit.  “Award Limit” shall mean Five Hundred Thousand (500,000) shares of Common Stock, as adjusted pursuant to Section 12.3 of the Plan.

1.6  Board.  “Board” shall mean the Board of Directors of the Company.

1.7  Change in Control.  “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer for securities of the Company;

(b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

(c) a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding voting securities shall not constitute a Change in Control; or

(d) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.8  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.9  Committee.  “Committee” shall mean the Board, or Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

1.10  Common Stock.  “Common Stock” shall mean the Common Stock of the Company, par value $0.0001 per share.

1.11  Company.  “Company” shall mean Gen-Probe Incorporated, a Delaware corporation.

1.12  Consultant.  “Consultant” shall mean any consultant or adviser (other than an Employee) if:

(a) the consultant or adviser renders bona fide services to the Company or any Subsidiary;

(b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) the consultant or adviser is a natural person who has contracted directly with the Company or any Subsidiary to render such services.

1.13  Deferred Stock.  “Deferred Stock” shall mean a right to receive Common Stock awarded under Section 9.4.

1.14  Director.  “Director” shall mean a member of the Board, whether such Director is an Employee or an Independent Director.

1.15  Dividend Equivalent.  “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 9.2.

1.16  DRO.  “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.17  Eligible Individual.  “Eligible Individual” shall mean any person who is an Employee, a Consultant or an Independent Director, as determined by the Administrator.

1.18  Employee.  “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.19  Equity Restructuring.  “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

1.20  Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.21  Fair Market Value.  “Fair Market Value” shall mean, as of any date, the value of the Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system (or the exchange or system with the greatest volume of trading in the Common Stock) for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported by The NASDAQ Stock Market or such other source as the Board deems reliable.

(b) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

1.22  Full Value Award.  “Full Value Award” shall mean any Award other than an Option or a Stock Appreciation Right.

1.23  Holder.  “Holder” shall mean a person who has been granted or awarded an Award.

1.24  Incentive Stock Option.  “Incentive Stock Option” shall mean an Option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

1.25  Independent Director.  “Independent Director” shall mean a member of the Board who is not an Employee.

1.26  Independent Director Equity Compensation Policy. “Independent Director Equity Compensation Policy” shall mean a written non-discretionary formula to provide for granting Awards to Independent Directors that is established by the Administrator in accordance with Article X.

1.27  Non-Qualified Stock Option.  “Non-Qualified Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

1.28  Option.  “Option” shall mean a stock option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and Consultants shall be Non-Qualified Stock Options.

1.29  Performance Award.  “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 9.1.

1.30  Performance-Based Compensation.  “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

1.31  Performance Criteria.  “Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division or operating unit: (a) revenue, (b) sales, (c) cash flow, (d) earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin, (m) cost reductions or savings, (n) research and development expenses (including research and development expenses as a percentage of sales or revenues); (o) working capital and (p) market share.

1.32  Plan.  “Plan” shall mean The 2003 Incentive Award Plan of Gen-Probe Incorporated.

1.33  Restricted Stock.  “Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.

1.34  Restricted Stock Units.  “Restricted Stock Units” shall mean the right to receive Common Stock awarded under Section 9.5.

1.35  Rule 16b-3.  “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.36  Section 162(m) Employee.  “Section 162(m) Employee” shall mean any Employee designated by the Administrator as an Employee whose compensation for the fiscal year in which the Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

1.37  Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

1.38  Stock Appreciation Right.  “Stock Appreciation Right” shall mean a stock appreciation right granted under Article VIII of the Plan.

1.39  Stock Payment. “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

1.40  Subsidiary.  “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.41  Substitute Award.  “Substitute Award” shall mean an Option granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by another company or entity in connection with a corporate or similar transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an option granted in connection with the cancellation and repricing of an Option.

1.42  Termination of Consultancy.  “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous engagement by or commencement of employment with the Company or any Subsidiary or a parent corporation thereof (within the meaning of Section 424 of the Code). The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1.43  Termination of Directorship.  “Termination of Directorship” shall mean the time when a Holder who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, removal, failure to be re-elected, death, disability or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.44  Termination of Employment.  “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary or a parent corporation thereof (within the meaning of Section 424 of the Code), (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, until the consultancy terminates and (d) terminations of employment due to retirement which are followed by the continuing service of the Holder as a Director of the Company, until such service as a director terminates. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1  Shares Subject to Plan.

(a) The shares of stock subject to Awards shall be Common Stock, subject to Section 12.3 of the Plan. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan shall not exceed Ten Million Five Hundred Thousand (10,500,000) shares. No additional shares may be authorized for issuance under the Plan without stockholder approval (subject to adjustment as set forth in Section 12.3). The shares of Common Stock issuable upon exercise of such Options or rights or upon any such Awards may be either previously authorized but unissued shares or treasury shares.

(b) Subject to Section 2.2, the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Article IV, (B) an award of Restricted Stock under Article VII granted prior to May 17, 2006 and (C) a Stock Appreciation Right granted under Article VIII with respect to which the exercise price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant; and (ii) two (2.0) shares for each share of Common Stock issued pursuant to a Full Value Award granted after May 17, 2006.

(c) The maximum number of shares of Common Stock which may be subject to Awards granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options that are canceled continue to be counted against the Award Limit. The maximum aggregate amount of cash that may be paid during any calendar year with respect to one or more Awards payable in cash shall be $3,000,000.

2.2  Add-Back of Options and Other Rights.  If any Option or other right to acquire shares of Common Stock under any other Award under the Plan expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan, then the number of shares of Common Stock subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration or cancellation may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1; provided that to the extent there is issued a share of Common Stock pursuant to an Award that counted as two (2.0) shares against the number of shares available for issuance under the Plan pursuant to Section 2.1(b) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 2.2, then the number of shares of Common Stock available for issuance under the Plan shall increase by two (2.0) shares. Furthermore, any shares subject to Awards which are adjusted pursuant to Section 12.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Holder or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may not again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be optioned, granted or awarded hereunder, subject to the provisions of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

ARTICLE III.

GRANTING OF AWARDS

3.1  Award Agreement.  Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2  Provisions Applicable to Section 162(m) Employees.

(a) The Committee, in its discretion, may determine whether an Award is to qualify as Performance-Based Compensation.

(b) Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Section 162(m) Employee that vests or becomes exercisable or payable upon the attainment of performance goals which are related to one or more of the Performance Criteria, including Restricted Stock the restrictions to which lapse upon the obtainment of performance goals which are related to one or more of the Performance Criteria.

(c) To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Article VII or IX which may be granted to one or more Section 162(m) Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Employees, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Employee for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Section 162(m) Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(d) Furthermore, notwithstanding any other provision of the Plan, any Award that is granted to a Section 162(m) Employee and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Performance-

Based Compensation and the Plan and such Awards shall be deemed amended to the extent necessary to conform to such requirements.

3.3  Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4  At-Will Employment.  Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment or consulting agreement between the Holder and the Company and any Subsidiary.

3.5  Foreign Holders.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Independent Directors or Consultants, or in order to comply with the requirements of any foreign stock exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

ARTICLE IV.

GRANTING OF OPTIONS

4.1  Eligibility.  Any Employee or Consultant selected by the Committee pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Any Independent Director shall be eligible to be granted an Option pursuant to the Independent Director Equity Compensation Policy. All grants, other than those made pursuant to the Independent Director Equity Compensation Policy, shall be made at the discretion of the Committee or the Board, as the case may be, and no person shall be entitled to a grant of an Option as a matter of right.

4.2  Disqualification for Stock Ownership.  No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 424 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3  Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee.

4.4  Granting of Options to Employees and Consultants.

(a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i) Select from among the Employees or Consultants (including Employees or Consultants who have previously been granted Awards under the Plan) such of them as in its opinion should be granted Options;

(ii) Subject to the Award Limit, determine the number of shares of Common Stock to be subject to such Options granted to the selected Employees or Consultants;

(iii) Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as Performance-Based Compensation; and

(iv) Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as Performance-Based Compensation shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b) Upon the selection of an Employee or Consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate, and the Committee shall authorize one or more of the officers of the Company to prepare, execute and deliver the Award Agreement with respect to such Option.

(c) Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

4.5  Options in Lieu of Cash Compensation.  Options may be granted under the Plan to Employees and Consultants in lieu of cash bonuses that would otherwise be payable to such Employees and Consultants pursuant to such policies that may be adopted by the Administrator from time to time and to Independent Directors in lieu of directors’ fees that would otherwise be payable to such Independent Directors pursuant to the Independent Director Equity Compensation Policy.

ARTICLE V.

TERMS OF OPTIONS

5.1  Option Price.  The price per share of the shares of Common Stock subject to each Option granted to Employees and Consultants shall be set by the Committee; provided, however, that such price shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted, and:

(a) in the case of Incentive Stock Options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code; and

(b) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.2  Option Term.  The term of an Option granted to an Employee or Consultant shall be set by the Committee in its absolute discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted; provided, further, however, that the term of any Option granted after May 17, 2006 shall not be more than seven (7) years from the date the Option is granted; and, provided, further, that, in the case of Incentive Stock Options, the term shall not be more than five (5) years from the date the Incentive Stock Option is granted if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d)

of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 424 of the Code). Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, as well as any applicable requirements of Section 409A of the Code and the guidance and regulations thereunder, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Holder, or amend any other term or condition of such Option relating to such a termination; provided, however, that any extended term shall not be more than seven (7) years from the date the Option is granted.

5.3  Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option granted to an Employee or a Consultant vests in the Holder shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Subject to the provisions of the prior sentence, at any time after grant of an Option, the Committee may, in its absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or Consultant vests and becomes exercisable.

(b) No portion of an Option granted to an Employee or Consultant which is unexercisable at Termination of Employment or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.

(c) To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation (within the meaning of Section 422 of the Code) of the Company), exceeds $100,000, such Options or other options shall be treated as non-qualified stock options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options or other options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of stock shall be determined as of the time the Option or other options with respect to such stock is granted.

5.4  Terms of Options Granted to Independent Directors.  The price per share of the shares subject to each Option granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. The period during which the right to exercise, in whole or in part, an Option granted to an Independent Director vests in the Holder and the term of such Option shall be set forth in the Independent Director Equity Compensation Policy; provided, however, that the term of any Option granted after May 17, 2006 shall not be more than seven (7) years from the date the Option is granted. Except as otherwise provided in the Independent Director Equity Compensation Policy, no portion of an Option which is unexercisable at Termination of Directorship shall thereafter become exercisable. Options granted to Independent Directors shall be subject to such other terms and conditions as are determined by the Administrator and set forth in the Independent Director Equity Compensation Policy.

5.5  Substitute Awards.  Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of:

(a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award; over

(b) the aggregate exercise price thereof; does not exceed the excess of;

(c) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company; over

(d) the aggregate exercise price of such shares.

5.6  Restrictions on Common Stock.

The Administrator may, in its sole discretion, provide under the terms of an Option that shares of Common Stock purchased upon exercise of such Option shall be subject to repurchase from the Holder by the Company, or shall be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company and the Subsidiaries, Company performance and individual performance; provided, however, that, by action taken before or after the Common Stock is purchased upon exercise of the Option, the Administrator may, on such terms and conditions as it may determine to be appropriate, terminate the Company’s repurchase right or remove any or all of the restrictions imposed by the terms of the Award Agreement. The Company’s right to repurchase the Common Stock from the Holder then subject to the right shall provide that immediately upon a Termination of Employment, a Termination of Consultancy, or a Termination of Directorship, as applicable, and for such period as the Administrator shall determine, the Company shall have the right to purchase the Common Stock at a price per share equal to the price paid by the Holder for such Common Stock, or such other price as is determined by the Administrator; provided, however, that, in the event of a Change in Control, such right of repurchase shall terminate immediately prior to the effective date of such Change in Control. Shares of Common Stock purchased upon the exercise of an Option may not be sold, transferred or encumbered until any repurchase right and any and all restrictions are terminated or expire. The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing such shares of Common Stock until the repurchase right and any and all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate terminate, expire or shall have been removed. In order to enforce the restrictions imposed upon shares of Common Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Common Stock that are still subject to any repurchase right or restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby. If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Common Stock as of the date of transfer of the Common Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE VI.

EXERCISE OF OPTIONS

6.1  Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

6.2  Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 12.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company, or such other person or entity designated by the Administrator, for the shares with respect to which the Option, or portion thereof, is exercised. However, the

Administrator, may in its sole and absolute discretion (i) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Holder duly endorsed for transfer to the Company (or the Holder’s attestation of ownership of such shares) with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; (iv) allow payment in another form of legal consideration acceptable to the Administrator; or (v) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i)-(iv).

6.3  Conditions to Issuance of Stock Certificates.  The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).

6.4  Rights as Stockholders.  Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Holders.

6.5  Ownership and Transfer Restrictions.  The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder or (b) one year after the transfer of such shares to such Holder.

6.6  Limitations on Exercise of Options Granted to Independent Directors.  No Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of 12 months from the date of the Holder’s death;

(b) The expiration of 12 months from the date of the Holder’s Termination of Directorship by reason of his or her permanent and total disability (within the meaning of Section 22(e)(3) of the Code); or

(c) Except as otherwise provided in any Award Agreement or the Independent Director Equity Compensation Policy, the expiration of three months from the date of the Holder’s Termination of Directorship for any reason other than such Holder’s death or his or her permanent and total disability, unless the Holder dies within said three-month period.

6.7  Additional Limitations on Exercise of Options.  Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII.

AWARD OF RESTRICTED STOCK

7.1  Eligibility.  Subject to the Award Limit, Restricted Stock may be awarded to any Eligible Individual who the Administrator determines should receive such an Award.

7.2  Award of Restricted Stock.

(a) The Administrator may from time to time, in its absolute discretion:

(i) Select from among the Eligible Individuals (including Eligible Individuals who have previously been granted other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of an Eligible Individual to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate, and the Committee shall authorize one or more officers of the Company to prepare, execute and deliver the Award Agreement with respect to such Restricted Stock.

7.3  Rights as Stockholders.  Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4.

7.4  Restriction.  All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, if any, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, except with respect to shares of Restricted Stock granted to Section 162(m) Employees, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement subject to the limitations contained herein. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment, Termination of Consultancy or, if applicable, upon Termination of Directorship; provided, however, that the Administrator in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment because of the Holder’s death or disability.

7.5  Repurchase of Restricted Stock.  The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment, a Termination of Consultancy, or, if applicable, a Termination of Directorship at a cash price per share equal to the price paid by the

Holder for such Restricted Stock; provided, however, that the Committee in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or disability; provided, further, that, except with respect to shares of Restricted Stock granted to Section 162(m) Employees, the Committee in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment, a Termination of Consultancy or a Termination of Directorship without cause or following any Change in Control of the Company or because of the Holder’s retirement, or otherwise.

7.6  Escrow.  The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

7.7  Legend.  In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

7.8  Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

7.9  Restricted Stock in Lieu of Cash Compensation.  Notwithstanding anything herein to the contrary, shares of Restricted Stock may be granted to Independent Directors in lieu of directors’ fees which would otherwise be payable to such Independent Directors pursuant to the Independent Director Equity Compensation Policy.

ARTICLE VIII.

STOCK APPRECIATION RIGHTS

8.1  Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any Eligible Individual selected by the Administrator. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. The exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the per share Fair Market Value of the Common Stock on the date the Stock Appreciation Right is granted. A Stock Appreciation Right shall be subject to such other terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

8.2  Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

8.3  Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator; provided, however, that the term shall not be more than seven (7) years from the date the ISAR is granted. An ISAR shall be exercisable in such installments as the Administrator may determine. Subject to the provisions of the prior sentence, at any time after grant of an ISAR, the Administrator may, in its absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or Consultant vests and becomes exercisable. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine. The exercise price per share of Common Stock subject to each ISAR shall be set by the Committee. An ISAR is exercisable only while the Holder is an Employee, Consultant or Director; provided that the Committee may determine that the ISAR may be exercised subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a Change in Control of the Company, or because of the Holder’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

8.4  Payment and Limitations on Exercise.

(a) Payment of the amounts determined under Section 8.2(c) and 8.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 6.3 above pertaining to Options.

(b) Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE IX.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK,
STOCK PAYMENTS AND RESTRICTED STOCK UNITS

9.1  Performance Awards.

(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Administrator.

(b) Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5. Additionally, any such bonuses paid to any Eligible Individual shall be subject to the Award Limit.

9.2  Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock subject to any Award, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3  Stock Payments.  The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Common Stock underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Common Stock underlying the Award have been issued to the Holder. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4  Deferred Stock.  The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued to the Holder.

9.5  Restricted Stock Units.  The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Administrator determines. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock for each vested and nonforfeitable Restricted Stock Unit.

9.6  Term.  The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.7  Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law. Any such exercise or purchase price shall be payable in the form(s) of legal consideration specified in the Award Agreement.

9.8  Exercise upon Termination of Service.  A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Consultancy, Termination of Directorship or Termination of Employment in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Consultancy, Termination of Directorship or Termination of Employment.

ARTICLE X.

INDEPENDENT DIRECTOR AWARDS

The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to the Independent Director Equity Compensation Policy, as adopted by the Administrator from time to time. The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Common Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion. For the avoidance of doubt, Awards granted to Independent Directors shall be subject to all of the limitations set forth in the Plan.

ARTICLE XI.

ADMINISTRATION

11.1  Committee.  The Committee shall be the Compensation Committee of the Board, unless the Board specifically assumes the functions of the Committee or appoints another committee to assume such functions.

11.2  Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time assume any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Directors.

11.3  Majority Rule; Unanimous Written Consent.  The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

11.4  Compensation; Professional Assistance; Good Faith Actions.  Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

12.1  Not Transferable.  No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

During the lifetime of the Holder, only he may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of with the consent of the Administrator pursuant to a DRO. After the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

Notwithstanding the foregoing provisions of this Section 12.1, the Administrator, in its sole discretion, may determine to grant a Non-Qualified Stock Option which, by its terms as set forth in the applicable Award Agreement, may be transferred by the Holder, in writing and with prior written notice to the Administrator, to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (a) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (b) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (c) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to: (i) confirm the status of the transferee as a Permitted Transferee, (ii) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (iii) evidence the transfer. For purposes of this Section, “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) owns more than fifty percent (50%) of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Non-Qualified Stock Options. Notwithstanding anything herein to the contrary, no Award may be transferred by a Holder or Permitted Transferee to a third-party for consideration absent stockholder approval.

12.2  Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in this Section 12.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Board, no action of the Board may, except as provided in Section 12.3, increase the limits imposed in Section 2.1 on the maximum number of shares that may be issued under the Plan.

(b) No amendment, suspension or termination of the Plan shall, without the consent of the Holder alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No amendment of the Plan shall have application to any Award granted or awarded prior to the approval of such amendment, unless such amendment is expressly and particularly stated to apply to prior awards.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Option be granted under the Plan after the first to occur of the following events:

(i) The expiration of ten years from the date the Plan is adopted by the Board; or

(ii) The expiration of ten years from the date the Plan is approved by the Company’s stockholders under Section 12.5.

(d) Stockholder approval shall be required for any amendment to the Plan that (i) permits the Administrator to grant Options or Stock Appreciation Rights with an exercise price that is below Fair Market Value on the date of grant or (ii) permits the Administrator to extend the exercise period for an Option or Stock Appreciation Right beyond seven (7) years from the date of grant.

(e) To the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (i) materially expands the class of individuals eligible to receive Awards under the Plan, (ii) materially increases the benefits accruing to Employees and Consultants under the Plan or materially reduces the price at which shares may be issued or purchased under the Plan, (iii) materially extends the term of the Plan, or (iv) expands the types of Awards available for issuance under the Plan.

12.3  Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 12.3(e), in the event that the Administrator determines that other than an Equity Restructuring any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit);

(ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii) the grant or the exercise price with respect to any Award.

(b) Subject to Sections 12.3(e) and 12.4, in the event of any transaction or event described in Section 12.3(a), any Equity Restructuring or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (any such action applied to Employees and former Employees to be applied uniformly) and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any

Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) to provide for either the cancellation of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested, or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) to provide that the Award cannot vest, be exercised or become payable after such event;

(iii) to provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or 5.4 or the provisions of such Award;

(iv) to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v) to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future; and

(vi) to provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock or Common Stock may be terminated and some or all shares of such Restricted Stock or Common Stock may cease to be subject to repurchase after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 12.3(a) and 11.3(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be proportionately adjusted. The adjustments provided under this Section 12.3(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii) The Administrator shall make such proportionate adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2 and the Award Limit).

(iii) Notwithstanding anything in this Section 12.3(c) to the contrary, this Section 12.3(c) shall not apply to, and instead Section 12.3(a) of the Plan shall apply to, any Award to which the application of this Section 12.3(c) would (A) result in a penalty tax under Section 409A of the Code and the Department of Treasury proposed and final regulations and guidance thereunder or (B) cause any Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code.

(d) Subject to Sections 12.3(e), 3.2 and 3.3, the Administrator may, in its discretion, include such further provisions and limitations in any Award, Award Agreement or certificate, as it may deem equitable and in the best interests of the Company.

(e) With respect to Awards that are granted to Section 162(m) Employees are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C) or any successor provisions thereto. No adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded to the next whole number.

(f) The existence of the Plan, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.4  Change in Control.  Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall, immediately prior to the effective date of the Change in Control, automatically become fully exercisable for all of the shares of Common Stock at the time subject to such Award and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

12.5  Approval of Plan by Stockholders.  The Plan shall be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided, however, that such Awards shall not be exercisable nor shall such Awards vest prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. In addition, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Section 162(m) Employees should continue to be eligible to qualify as Performance-Based Compensation, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Performance Criteria.

12.6  Tax Withholding.  The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

12.7  Forfeiture Provisions.  Subject to the limitations of applicable law, pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that if (a)(i) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (ii) the Holder incurs a Termination of Employment, Termination of Consultancy or Termination of Directorship for cause, then (b) (i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any exercise of the Award, or upon the receipt or resale of any Common Stock underlying any Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited.

12.8  Effect of Plan upon Options and Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.9  Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.10  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of share of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

12.11  Reservation of Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

12.12  Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

12.13  Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

12.14  Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such subsequent Department of Treasury guidance as may be issued), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

12.15  Repricing Awards.  Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or Stock Appreciation Right may be amended to reduce the per share exercise price of the shares subject to such Option or Stock Appreciation Right below the per share exercise price of the shares subject to such Option or Stock Appreciation Right below the per share exercise price as of the date the Option or Stock Appreciation Right was granted and, except as permitted by Section 12.3, no Option or Stock Appreciation Right may be granted in exchange for, or in connection with, the cancellation or surrender of an

Option, Stock Appreciation Right or other Award. Further notwithstanding any provision of this Plan to the contrary, except as permitted by Section 12.3, absent the approval of the stockholders of the Company, the Administrator shall not offer to buyout for a payment in cash, an Option or Stock Appreciation Right previously granted.

12.16  Full Value Award Vesting Limitations.  Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 2.1 may be granted to any one or more Holders without respect to such minimum vesting provisions.

* * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Gen-Probe Incorporated on March 3rd, 2003, adopted as initially amended and restated on February 9, 2006, adopted as amended a second time and restated on November 16, 2006, adopted as amended a third time and restated on February 8, 2007 and adopted as amended a fourth time and restated on March 20, 2009.

Executed on this 24th day of March, 2009.

/s/  R. William Bowen
R. William Bowen
Secretary

* * *

I hereby certify that the foregoing Plan was duly approved by the stockholders of Gen-Probe Incorporated on May 29, 2003, approved as initially amended and restated on May 17, 2006 and subsequently approved as amended and restated on          , 2009. The Plan as amended and restated on November 16, 2006 and February 8, 2007 did not require additional stockholder approval.

Executed on this           day of          , 2009.

R. William Bowen
Secretary

GEN-PROBE INCORPORATED
10210 GENETIC CENTER DRIVE
SAN DIEGO, CA 92121-4362
VOTE BY INTERNET-www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Gen-Probe Incorporated in mailing proxy materials, you may consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gen-Probe Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	GENPR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GEN-PROBE INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.

Vote On Directors

1.
To elect the three nominees for director named below for a three-year term to expire at the 2012 Annual Meeting of Stockholders. The present Board of Directors of Gen-Probe Incorporated has nominated and recommends for election as director the following individuals:

Nominees:		For	Against	Abstain		For	Against	Abstain

1a. John W. Brown		☐	☐	☐	3. To ratify the selection of Ernst & Young LLP as the independent auditors of Gen-Probe Incorporated for the fiscal year ending December 31, 2009.	☐	☐	☐

1b. John C. Martin Ph.D.		☐	☐	☐

1c. Henry L. Nordhoff		☐	☐	☐	4. To approve, through a non-binding advisory vote, the Board of Directors’ proposed appointment of Carl W. Hull to the Board of Directors of Gen-Probe Incorporated, effective May 18, 2009.	☐	☐	☐

Vote On Proposals

2.	To approve an amendment to The 2003 Incentive Award Plan of Gen-Probe Incorporated to increase the number of shares of common stock authorized for issuance thereunder by 2,500,000 shares.	☐	☐	☐	5. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each nominee in Item 1 and FOR Item 2, Item 3 and Item 4. If any other matters properly come before the meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Internet Availability of Proxy Materials, Proxy Statement and Annual Report
are available at www.proxyvote.com.

GENPR2

GEN-PROBE INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2009
The stockholder(s) hereby appoint(s) Henry L. Nordhoff and Herm Rosenman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Gen-Probe Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 14, 2009, at the corporate headquarters of Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, California 92121, and any adjournment or postponement thereof. For participants in the Gen-Probe Incorporated Employee Stock Purchase Plan, this proxy also serves as voting instructions to the plan administrator to vote the shares of common stock beneficially owned by plan participants.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)